Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2022 and 2021, and for Each of the
Three Years in the Period Ended December 31, 2022

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2022	2021
Assets
Cash and cash equivalents	$4,030	$4,544
Receivables:
Receivable from the sale of IQOS System commercialization rights	1,721	—
Other	48	47
Inventories:
Leaf tobacco	704	744
Other raw materials	186	166
Work in process	24	23
Finished product	266	261
	1,180	1,194
Other current assets	241	298
Total current assets	7,220	6,083

Property, plant and equipment, at cost:
Land and land improvements	123	123
Buildings and building equipment	1,478	1,422
Machinery and equipment	2,578	2,652
Construction in progress	248	235
	4,427	4,432
Less accumulated depreciation	2,819	2,879
	1,608	1,553

Goodwill	5,177	5,177
Other intangible assets, net	12,384	12,306
Investments in equity securities ($250 million and $1,720 million at December 31, 2022 and 2021, respectively, measured at fair value)	9,600	13,481
Other assets	965	923
Total Assets	$36,954	$39,523

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2022	2021
Liabilities
Current portion of long-term debt	$1,556	$1,105
Accounts payable	552	449
Accrued liabilities:
Marketing	599	664
Settlement charges	2,925	3,349
Other	1,299	1,365
Dividends payable	1,685	1,647
Total current liabilities	8,616	8,579

Long-term debt	25,124	26,939
Deferred income taxes	2,897	3,692
Accrued pension costs	133	200
Accrued postretirement health care costs	1,083	1,436
Deferred gain from the sale of IQOS System commercialization rights	2,700	—
Other liabilities	324	283
Total liabilities	40,877	41,129
Contingencies (Note 17)
Stockholders’ Equity (Deficit)
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,887	5,857
Earnings reinvested in the business	29,792	30,664
Accumulated other comprehensive losses	(2,771)	(3,056)
Cost of repurchased stock (1,020,427,195 shares at December 31, 2022 and 982,785,699 shares at December 31, 2021)	(37,816)	(36,006)
Total stockholders’ equity (deficit) attributable to Altria	(3,973)	(1,606)
Noncontrolling interests	50	—
Total stockholders’ equity (deficit)	(3,923)	(1,606)
Total Liabilities and Stockholders’ Equity (Deficit)	$36,954	$39,523

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2022	2021	2020
Net revenues	$25,096	$26,013	$26,153
Cost of sales	6,442	7,119	7,818
Excise taxes on products	4,408	4,902	5,312
Gross profit	14,246	13,992	13,023
Marketing, administration and research costs	2,327	2,432	2,150
Operating income	11,919	11,560	10,873
Interest and other debt expense, net	1,058	1,162	1,209
Loss on early extinguishment of debt	—	649	—
Net periodic benefit income, excluding service cost	(184)	(202)	(77)
(Income) losses from investments in equity securities	3,641	5,979	111
Impairment of JUUL equity securities	—	—	2,600
Loss on Cronos-related financial instruments	15	148	140
Earnings before income taxes	7,389	3,824	6,890
Provision for income taxes	1,625	1,349	2,436
Net earnings	5,764	2,475	4,454
Net losses attributable to noncontrolling interests	—	—	13
Net earnings attributable to Altria	$5,764	$2,475	$4,467
Per share data:
Basic and diluted earnings per share attributable to Altria	$3.19	$1.34	$2.40

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2022	2021	2020
Net earnings	$5,764	$2,475	$4,454
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	176	808	(228)
ABI	143	426	(1,245)
Currency translation adjustments and other	(34)	51	(4)
Other comprehensive earnings (losses), net of deferred income taxes	285	1,285	(1,477)

Comprehensive earnings	6,049	3,760	2,977
Comprehensive losses attributable to noncontrolling interests	—	—	13
Comprehensive earnings attributable to Altria	$6,049	$3,760	$2,990

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2022	2021	2020
Cash Provided by (Used in) Operating Activities
Net earnings	$5,764	$2,475	$4,454
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	226	244	257
Deferred income tax provision (benefit)	(947)	(1,160)	(164)
(Income) losses from investments in equity securities	3,641	5,979	111
Dividends from ABI	104	119	108
Loss on Cronos-related financial instruments	15	148	140
Impairment of JUUL equity securities	—	—	2,600
Loss on early extinguishment of debt	—	649	—
Cash effects of changes: (1)
Receivables	(21)	(18)	20
Inventories	14	57	2
Accounts payable	92	163	53
Income taxes	(118)	(149)	(29)
Accrued liabilities and other current assets	(129)	165	(15)
Accrued settlement charges	(424)	(215)	218
Pension plan contributions	(20)	(26)	(33)
Pension and postretirement, net	(156)	(175)	(49)
Other, net (2)	215	149	712
Net cash provided by (used in) operating activities	8,256	8,405	8,385
Cash Provided by (Used in) Investing Activities
Capital expenditures	(205)	(169)	(231)
Proceeds from the sale of IQOS System commercialization rights	1,000	—	—
Proceeds from the Ste. Michelle Transaction, net of cash transferred	—	1,176	—
Other, net	(13)	205	88
Net cash provided by (used in) investing activities	782	1,212	(143)
(1) 2021 amounts reflect changes from operations for Ste. Michelle prior to the Ste. Michelle Transaction.
(2) 2020 primarily reflects inventory-related amounts associated with the wine business strategic reset. For further discussion, see Note 14. Segment Reporting.
See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2022	2021	2020
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	$—	$—	$3,000
Repayment of short-term borrowings	—	—	(3,000)
Long-term debt issued	—	5,472	1,993
Long-term debt repaid	(1,105)	(6,542)	(1,000)
Repurchases of common stock	(1,825)	(1,675)	—
Dividends paid on common stock	(6,599)	(6,446)	(6,290)
Premiums and fees related to early extinguishment of debt	—	(623)	—
Other, net	(12)	(215)	(99)
Net cash provided by (used in) financing activities	(9,541)	(10,029)	(5,396)
Cash, cash equivalents and restricted cash:
Increase (decrease)	(503)	(412)	2,846
Balance at beginning of year	4,594	5,006	2,160
Balance at end of year	$4,091	$4,594	$5,006
Supplemental cash flow information:
Cash paid:
Interest	$1,119	$1,189	$1,246
Income taxes	$2,657	$2,673	$2,616
Non-cash investing activities:
Deferred proceeds from the sale of IQOS System commercialization rights	$1,700	$—	$—
The following table provides a reconciliation of cash, cash equivalents and restricted cash (1) to the amounts reported on our consolidated balance sheets:

at December 31,	2022	2021	2020
Cash and cash equivalents	$4,030	$4,544	$4,945
Restricted cash included in other current assets	15	—	1
Restricted cash included in other assets	46	50	60
Cash, cash equivalents and restricted cash	$4,091	$4,594	$5,006
(1) Restricted cash consisted primarily of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 17. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity (Deficit)
Balances, December 31, 2019	$935	$5,970	$36,539	$(2,864)	$(34,358)	$97	$6,319
Net earnings (losses)	—	—	4,467	—	—	(16)	4,451
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(1,477)	—	—	(1,477)
Stock award activity	—	13	—	—	14	—	27
Cash dividends declared ($3.40 per share)	—	—	(6,327)	—	—	—	(6,327)
Other (1)	—	(73)	—	—	—	5	(68)
Balances, December 31, 2020	935	5,910	34,679	(4,341)	(34,344)	86	2,925
Net earnings (losses)	—	—	2,475	—	—	(4)	2,471
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	1,285	—	—	1,285
Stock award activity	—	24	—	—	13	—	37
Cash dividends declared ($3.52 per share)	—	—	(6,490)	—	—	—	(6,490)
Repurchases of common stock	—	—	—	—	(1,675)	—	(1,675)
Other (1)	—	(77)	—	—	—	(82)	(159)
Balances, December 31, 2021	935	5,857	30,664	(3,056)	(36,006)	—	(1,606)
Net earnings (losses)	—	—	5,764	—	—	—	5,764
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	285	—	—	285
Stock award activity	—	30	—	—	15	—	45
Cash dividends declared ($3.68 per share)	—	—	(6,636)	—	—	—	(6,636)
Repurchases of common stock	—	—	—	—	(1,825)	—	(1,825)
Other (1)	—	—	—	—	—	50	50
Balances, December 31, 2022	$935	$5,887	$29,792	$(2,771)	$(37,816)	$50	$(3,923)
(1) Represents the non-cash contribution made by JTIUH to Horizon in 2022 and the purchase of the remaining noncontrolling interest in Helix ROW and Helix in 2020 and 2021, respectively. For additional information, see Note 1. Background and Basis of Presentation.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1. Background and Basis of Presentation
When used in these notes, the terms “Altria,” “we,” “us” and “our” refer to either (i) Altria Group, Inc. and its consolidated subsidiaries or (ii) Altria Group, Inc. only and not its consolidated subsidiaries, as appropriate in the context.
▪Background: At December 31, 2022, our wholly owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco and is a wholly owned subsidiary of PM USA; UST LLC (“UST”), which through its wholly owned subsidiary U.S. Smokeless Tobacco Company LLC (“USSTC”), is engaged in the manufacture and sale of moist smokeless tobacco products (“MST”) and snus products; and Helix Innovations LLC (“Helix”), which operates in the United States and Canada, and Helix Innovations GmbH and its affiliates (“Helix ROW”), which operate internationally in the rest-of-world, are engaged in the manufacture and sale of oral nicotine pouches. Other wholly owned subsidiaries included Altria Group Distribution Company, which provides sales and distribution services to our domestic tobacco operating companies; Altria Client Services LLC (“ALCS”), which provides various support services to our companies in areas such as legal, regulatory, consumer engagement, finance, human resources and external affairs; and Philip Morris Capital Corporation (“PMCC”), which completed the wind-down of its portfolio of finance assets in 2022 and had no finance assets remaining at December 31, 2022. Our access to the operating cash flows of our wholly owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by our subsidiaries. At December 31, 2022, our significant wholly owned subsidiaries were not limited by contractual obligations in their ability to pay cash dividends or make other distributions with respect to their equity interests.
In October 2022, Altria, through PM USA, entered into a joint venture with JTI (US) Holding, Inc. (“JTIUH”), a subsidiary of Japan Tobacco Inc., for the U.S. marketing and commercialization of heated tobacco stick (“HTS”) products. The joint venture entity, Horizon Innovations LLC (“Horizon”), is structured to exist in perpetuity and is responsible for the U.S. commercialization of HTS products owned by either party. PM USA holds a 75% economic interest in Horizon, with JTIUH having a 25% economic interest. We included the 2022 financial results of Horizon, which were immaterial, in our consolidated financial statements, with the 25% economic interest held by JTIUH reported on our consolidated balance sheet as a noncontrolling interest.
In October 2021, UST sold its subsidiary, International Wine & Spirits Ltd. (“IWS”), which included Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) in an all-cash transaction with a net purchase price of approximately $1.2 billion and the assumption of certain liabilities of IWS and its subsidiaries (the “Ste. Michelle Transaction”).
In December 2020 and April 2021, we purchased the remaining 20% interest in (i) Helix ROW and (ii) Helix, respectively. The total purchase price of the December 2020 and April 2021 transactions was approximately $250 million.
At December 31, 2022, we had investments in the following equity securities: Anheuser-Busch InBev SA/NV (“ABI”); Cronos Group Inc. (“Cronos”); and JUUL Labs, Inc. (“JUUL”).
For further discussion of our investments in equity securities, see Note 5. Investments in Equity Securities.
▪Basis of Presentation: The consolidated financial statements include Altria, as well as our wholly owned and majority-owned subsidiaries. We account for our investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee, including ABI and Cronos, under the equity method of accounting using a one-quarter lag. We account for our investment in the equity securities of JUUL at fair value. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill, other intangible assets and investments in equity securities, marketing programs and income taxes. Actual results could differ from those estimates.
Certain immaterial prior year amounts have been reclassified to conform with the current year’s presentation.
On January 1, 2022, we adopted Accounting Standards Update (“ASU”) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU No. 2020-06”). This guidance simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Our adoption of ASU No. 2020-06 did not have a material impact on our consolidated financial statements.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. We record cash equivalents at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization and Impairment Testing: We record property, plant and equipment at historical costs and depreciate by the straight-line method over the estimated useful lives of the assets. We depreciate machinery and equipment over periods up to 20 years, and buildings and building improvements over periods up to 50 years. We amortize definite-lived intangible assets over their estimated useful lives up to 25 years.
We review long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If we determine that an impairment exists, any related impairment loss is calculated based on fair value. We base impairment losses on assets to be disposed of, if any, on the estimated proceeds to be received, less costs of disposal. We also review the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
We conduct a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require us to perform an interim review. We have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If necessary, we will perform a single step quantitative impairment test. Additionally, we have the option to unconditionally bypass the qualitative assessment and perform a single step quantitative assessment. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. We measure the amount of impairment loss as the difference between the carrying value and the fair value of a reporting unit; however, the amount of the impairment loss is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, we consider the intangible asset impaired and reduce the carrying value to fair value in the period identified.
▪Derivative Financial Instruments: From time to time, we enter into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps.
We record derivative financial instruments at fair value on the consolidated balance sheets as either assets or liabilities. We designate derivative financial instruments that qualify for hedge accounting as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, we record changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, in the consolidated statements of earnings each period. For cash flow hedges, we record changes in the fair value of the derivative each period in accumulated other comprehensive earnings (losses) and reclassify changes to the consolidated statements of earnings in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, we record changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs for investments in foreign entities accounted for under the equity method of accounting. We classify cash flows from hedging instruments in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. We formally designate and document, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, we would no longer consider the hedge effective and would record all of the derivative gains and losses in the consolidated statement of earnings in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, we record changes in fair value in the consolidated statement of earnings each period. We do not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: We provide a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.

We recognize the funded status of our defined benefit pension and other postretirement plans on the consolidated balance sheets and record as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost (income). We subsequently amortize the gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) into net periodic benefit cost (income) in future years.
▪Environmental Costs: We are subject to laws and regulations relating to the protection of the environment. We provide for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. We adjust such accruals as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on our consolidated results of operations, capital expenditures, financial position or cash flows. See Note 17. Contingencies - Environmental Regulation.
▪Fair Value Measurements: We measure certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:
Level 1Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: We recognize a liability for the fair value of the obligation of qualifying guarantee activities. See Note 17. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. We determine the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, we consider the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law.
We recognize the financial statement benefit for uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We recognize accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in our consolidated statements of earnings.
▪Inventories: We use the last-in, first-out (“LIFO”) method to determine the cost of substantially all our tobacco inventories. We determine the cost of the remaining inventories using the first-in, first-out (“FIFO”) and average cost methods. We record inventories that are measured using the LIFO method at the lower of cost or market. We state inventories that are measured using the FIFO and average cost methods at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco inventories as a current asset although part of such inventories, because of the duration of the curing and aging process, ordinarily would not be used within one year. We determined the cost of approximately 79% and 81% of our inventories at December 31, 2022 and 2021, respectively, using the LIFO method. The recorded LIFO amounts of our inventories were approximately $0.7 billion and $0.6 billion lower than the current cost of our inventories at December 31, 2022 and 2021, respectively.
▪Investments in Equity Securities: Investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. The election of the fair value option is irrevocable and is made on an investment by investment basis.
We elected to account for our investments in ABI and Cronos under the equity method of accounting. Our share of equity (income) losses and other adjustments associated with these equity investments are included in (income) losses from investments in equity securities in our consolidated statements of earnings. We report the carrying value for each of our equity investments in ABI and Cronos in investments in equity securities on our consolidated balance sheets. We report equity method investments accounted for under the equity method of accounting at cost and adjust these investments each period for our share of (income) losses and dividends paid, if any. We report our share of ABI’s and Cronos’s results using a one-quarter lag because results are not available in time for us to record them in the concurrent period. At the end of each reporting period, we review our equity investments accounted for under the equity method of accounting for impairment by comparing the fair value of each of our investments to their carrying value. If the carrying value of an investment exceeds its fair value and the loss in value is other than temporary, we consider the investment impaired, reduce its carrying value to its fair value and record the impairment in our consolidated statements of earnings in the period identified. We use certain factors to make this determination including (i) the duration and magnitude of the fair value decline, (ii) the financial condition and near-term prospects of the investee and (iii) our intent and ability to hold our investment until recovery to its carrying value.
Beginning September 30, 2022, we account for our investment in JUUL as an investment in an equity security and measure our investment in JUUL at fair value. Our consolidated statements of earnings include any cash dividends we receive from our investment in JUUL (none received to date) and any changes in the estimated fair value of our investment, which is calculated quarterly. See Note 5. Investments in Equity Securities for additional information on how we have historically accounted for our investment in JUUL.
▪Litigation Contingencies and Costs: We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. We expense litigation defense costs as incurred and include these costs in marketing, administration and research costs in our consolidated statements of earnings. See Note 17. Contingencies.
▪Marketing Costs: Our businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. We make consumer engagement program payments to third parties. Our businesses expense these consumer engagement programs, which include event marketing, as incurred, and such expenses are included in marketing, administration and research costs in our consolidated statements of earnings. For interim reporting purposes, our businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Our businesses generate substantially all of their revenue from sales contracts with customers. While our businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. Our businesses satisfy all performance obligations within one year; therefore, we expense costs to obtain contracts as incurred and do not disclose unsatisfied performance obligations. There is no financing component because our businesses expect, at contract inception, that the period between when our businesses transfer product to the customer and when the customer pays for that product will be one year or less.
Our businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Our businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale.
Our businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Our businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Our businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in our consolidated statements of earnings. Our businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on our consolidated balance sheets. Our businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. We include expected payments for sales incentives in accrued marketing liabilities on our consolidated balance sheets.
Payment terms vary depending on product type. Our businesses consider payments received in advance of product shipment as deferred revenue, which we include in other accrued liabilities on our consolidated balance sheets until revenue is recognized. PM USA receives payment in advance of a customer obtaining control of the product. USSTC and Helix receive substantially all payments within one business day of the customer obtaining control of the product. We include amounts due from customers in receivables on our consolidated balance sheets.

▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, us:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers	The guidance updates how an entity recognizes and measures contract assets and contract liabilities acquired in a business combination. Acquirers will now account for related revenue contracts in accordance with Topic 606 as if it had originated the contract.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022.	We do not expect our adoption of this guidance to have a material impact on our consolidated financial statements and related disclosures.
ASU 2022-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions	The guidance clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also specify required disclosures for equity securities subject to contractual sale restrictions.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023.	We do not expect our adoption of this guidance to have a material impact on our consolidated financial statements and related disclosures.

Note 3. Revenues from Contracts with Customers
We disaggregate net revenues based on product type. For further discussion, see Note 14. Segment Reporting.
We calculate substantially all cash discounts, offered to customers for prompt payment, as a flat rate per unit based on agreed-upon payment terms. Prior to the first quarter of 2021 for USSTC and the third quarter of 2021 for PM USA, cash discounts were calculated as a percentage of the list price based on historical experience and agreed-upon payment terms. We record receivables net of the cash discounts on our consolidated balance sheets.
We record payments received by our businesses in advance of product shipment as deferred revenue. These payments are included in other accrued liabilities on our consolidated balance sheets until control of such products is obtained by the customer. Deferred revenue from contracts with customers was $252 million and $287 million at December 31, 2022 and 2021, respectively. When cash is received in advance of product shipment, our companies satisfy their performance obligations within three days of receiving payment. At December 31, 2022 and 2021, there were no differences between amounts recorded as deferred revenue from contracts with customers and amounts subsequently recognized as revenue.
Receivables (excluding receivable from the sale of IQOS System commercialization rights) were $48 million and $47 million at December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, there were no expected differences between amounts recorded and subsequently received, and we did not record an allowance for credit losses against these receivables.
We record an allowance for returned goods, which is included in other accrued liabilities on our consolidated balance sheets. It is USSTC’s policy to accept authorized sales returns from its customers for products that have passed the freshness date printed on product packaging due to the limited shelf life of USSTC’s MST and snus products. We record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. We reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on our consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, we do not record an asset for USSTC’s right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by our businesses. We include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments- We make price promotion payments, substantially all of which are made to our retail partners to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments- We make payments to our wholesale and retail partners to incent merchandising and sharing of sales data in accordance with our trade agreements.
These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on our consolidated financial statements.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, were as follows at December 31:

	Goodwill		Other Intangible Assets, net
(in millions)	2022	2021	2022	2021
Smokeable products segment	$99	$99	$2,989	$3,017
Oral tobacco products segment	5,078	5,078	9,097	9,129
Other	—	—	298	160
Total	$5,177	$5,177	$12,384	$12,306
Other intangible assets consisted of the following at December 31:

	2022		2021
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,443	$—	$11,443	$—
Definite-lived intangible assets	1,411	470	1,260	397
Total other intangible assets	$12,854	$470	$12,703	$397
At December 31, 2022, substantially all of our indefinite-lived intangible assets consisted of (i) MST and snus trademarks of $8.8 billion, which consists of Copenhagen, Skoal and other MST and snus trademarks of $4.0 billion, $3.9 billion and $0.9 billion, respectively, and (ii) cigar trademarks of $2.6 billion from our 2009 acquisition of UST and 2007 acquisition of Middleton, respectively. Definite-lived intangible assets, which consist primarily of intellectual property, certain cigarette trademarks and customer relationships, are amortized over a weighted-average period of 20 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2022, 2021 and 2020, was $73 million, $72 million and $72 million, respectively. Annual amortization expense for each of the next five years is estimated to be approximately $75 million, assuming no additional transactions occur that require the amortization of intangible assets.
In October 2022, ALCS and Altria (solely with respect to certain provisions thereunder) entered into an agreement with Triaga, Inc. (“Triaga”), a subsidiary of Philip Morris International Inc. (“PMI”), and PMI (solely with respect to certain provisions thereunder), to, among other things, transition and ultimately conclude our relationship with respect to the IQOS Tobacco Heating System (“IQOS System”) in the United States. Under the terms of the agreement, Triaga paid ALCS $1.0 billion upon entry into the agreement and is obligated to make an additional payment of $1.7 billion (plus interest thereon from the effective date of October 19, 2022 at a per annum rate equal to 6%) to ALCS by July 15, 2023, for a total cash payment of approximately $2.7 billion (plus interest). For the consideration received, ALCS has agreed to assign to Triaga exclusive U.S. commercialization rights to the IQOS System effective April 30, 2024. PMI will not have access to the Marlboro brand name or other brand assets, as PM USA owns the Marlboro trademark in the United States.
As a result of the agreement, we recorded (i) a pre-tax $2.7 billion deferred gain, which we expect to recognize in earnings when we relinquish our rights to the IQOS System, (ii) a $1.7 billion receivable and (iii) a $21 million interest receivable on our consolidated balance sheet at December 31, 2022. For the year ended December 31, 2022, we recorded $21 million of interest income in our consolidated statement of earnings. For the year ended December 31, 2022, we recorded $1.0 billion in cash received upon entry into the agreement.

The changes in goodwill and net carrying amount of intangible assets were as follows:

	2022		2021
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$5,177	$12,306	$5,177	$12,615
Changes due to:
Acquisitions (1)	—	151	—	—
Dispositions (2)	—	—	—	(237)
Amortization	—	(73)	—	(72)
Balance at December 31	$5,177	$12,384	$5,177	$12,306
(1) Acquisitions of certain intellectual property related to other tobacco products, which included a $50 million non-cash contribution made by JTIUH to Horizon. For additional information regarding Horizon, see Note 1. Background and Basis of Presentation.
(2) Dispositions related to the Ste. Michelle Transaction. See Note 1. Background and Basis of Presentation.
During 2022, 2021 and 2020, our annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges. At December 31, 2022 and 2021, there were no accumulated impairment losses related to goodwill.

Note 5. Investments in Equity Securities
The carrying amount of our investments consisted of the following at December 31:

(in millions)	2022	2021
ABI	$8,975	$11,144
JUUL	250	1,705
Cronos (1)	375	632
Total	$9,600	$13,481
(1) Our investment in Cronos at December 31, 2021 consisted of our equity method investment in Cronos of $617 million and also included the Cronos warrant and the Fixed-price Preemptive Rights (collectively, “Investment in Cronos”), which were measured at fair value. We irrevocably abandoned the Cronos warrant on December 15, 2022, and the Fixed-price Preemptive Rights had no value at December 31, 2022. See below for further discussion.
(Income) losses from investments in equity securities consisted of the following:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
ABI (1)	$1,973	$5,564	$223
Cronos (1)	213	415	(12)
(Income) losses from investments under equity method of accounting	2,186	5,979	211
JUUL (2)	1,455	—	(100)
(Income) losses from investments in equity securities	$3,641	$5,979	$111
(1) Includes our share of amounts recorded by our investees and additional adjustments, if required, related to (i) the conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
(2) Investment in JUUL is accounted for as an investment in an equity security measured at fair value. See below for further discussion.

Investees’ summarized financial data for our equity method investments was as follows:

	For Altria’s Year Ended December 31,
	2022 (1)		2021 (1)		2020 (1)
(in millions)	ABI	Other Investments	ABI	Other Investments	ABI	Other Investments
Net revenues	$57,267	$947	$52,864	$1,313	$48,294	$37
Gross profit	$31,588	$525	$30,653	$757	$28,438	$(31)
Earnings (losses) from continuing operations	$7,879	$(521)	$7,434	$(800)	$4,265	$99
Net earnings (losses)	$7,879	$(521)	$7,434	$(800)	$4,266	$98
Net earnings (losses) attributable to equity investments	$5,838	$(520)	$5,780	$(798)	$3,323	$100

	At September 30,
	2022 (1)		2021 (1)
(in millions)	ABI	Other Investments	ABI	Other Investments
Current assets	$24,164	$963	$21,593	$1,882
Long-term assets	$182,087	$274	$190,082	$1,049
Current liabilities	$32,649	$38	$33,540	$451
Long-term liabilities	$96,497	$8	$105,973	$2,277
Convertible Preferred Stock	$—	$—	$—	$715
Noncontrolling interests	$11,778	$(3)	$11,356	$(3)
(1) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos, as well as JUUL’s financial data for the periods during which we accounted for our investment in JUUL as an equity method investment under the fair value option.
Investment in ABI
At December 31, 2022, we had an approximate 10.0% ownership interest in ABI, consisting of 185 million restricted shares of ABI (the “Restricted Shares”) and 12 million ordinary shares of ABI. The Restricted Shares:
▪are unlisted and not admitted to trading on any stock exchange;
▪are convertible by us into ordinary shares of ABI on a one-for-one basis;
▪rank equally with ordinary shares of ABI with regards to dividends and voting rights; and
▪have director nomination rights with respect to ABI.
As of this filing, we have not elected to convert our Restricted Shares into ordinary shares of ABI.
We account for our investment in ABI under the equity method of accounting because we have the ability to exercise significant influence over the operating and financial policies of ABI, including having active representation on ABI’s board of directors and certain ABI board committees. Through this representation, we participate in ABI’s policy making processes.
We report our share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for us to record them in the concurrent period.
The fair value of our equity investment in ABI is based on (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and was classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares, and was classified in Level 2 of the fair value hierarchy. We can convert our Restricted Shares to ordinary shares at our discretion. Therefore, the fair value of each Restricted Share is based on the value of an ordinary share.
At December 31, 2021, the fair value of our equity investment in ABI was $11.9 billion (carrying value of $11.1 billion), which exceeded its carrying value by $0.8 billion or approximately 7%. In the second quarter of 2022, the fair value declined below its carrying value and at June 30, 2022, the fair value was below its carrying value by $1.1 billion or approximately 9%. We concluded that the decline in fair value below its carrying value was temporary and, therefore, we did not record an impairment charge at that time. At September 30, 2022, the fair value of our equity investment in ABI of $9.0 billion was below its carrying value by $2.5 billion or approximately 22%. We concluded that the decline in fair value at September 30, 2022 was other than temporary as we anticipated that the full recovery to the carrying value would take longer than previously expected. In reaching this conclusion, we evaluated the factors related to the fair value decline, including the macroeconomic and geopolitical factors that have significantly impacted certain foreign exchange rates and global equity markets. As a result of our conclusion, we recorded a non-cash, pre-tax impairment charge of

$2.5 billion during the third quarter of 2022, which was recorded to (income) losses from investments in equity securities in our consolidated statements of earnings. This impairment charge reflected the difference between the fair value of our equity investment in ABI using ABI’s share price and the Euro to U.S dollar exchange rate at September 30, 2022 and the carrying value of our equity investment in ABI at September 30, 2022. After recording the impairment charge, each of the fair value and carrying value at September 30, 2022 was $9.0 billion.
At December 31, 2022, the fair value of our equity investment in ABI was $11.9 billion (carrying value of $9.0 billion), which exceeded its carrying value by approximately 33%.
At September 30, 2021, the fair value of our equity investment in ABI of $11.2 billion declined below its carrying value by $6.2 billion or approximately 35%. We concluded that the decline in fair value at September 30, 2021 was other than temporary. As a result of our conclusion, we recorded a non-cash, pre-tax impairment charge of $6.2 billion during the third quarter of 2021, which was recorded to (income) losses from investments in equity securities in our consolidated statements of earnings. After recording the impairment charge, each of the fair value and carrying value at September 30, 2021 was $11.2 billion.
At December 31, 2022, the carrying value of our equity investment in ABI exceeded its share of ABI’s net assets attributable to equity holders of ABI by approximately $2.5 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
Investment in JUUL
In December 2018, we made an investment in JUUL for $12.8 billion and received a 35% economic interest in JUUL through non-voting shares, which we converted at our election into voting shares in November 2020 (“Share Conversion”), and a security convertible into additional non-voting or voting shares, as applicable, upon settlement or exercise of certain JUUL convertible securities (the “JUUL Transaction”). At December 31, 2022, we had a 35% economic ownership interest in JUUL, consisting of 42 million voting shares.
We are subject to a standstill restriction under which we may not acquire additional JUUL shares above our 35% interest and may not sell or transfer any of our JUUL shares until December 20, 2024. Furthermore, at the time of the investment, we agreed to non-competition obligations generally requiring that we participate in the e-vapor business only through JUUL. In January 2020, we amended certain JUUL Transaction agreements and entered into a new cooperation agreement. One of the provisions in the amendments was the option to be released from our non-compete obligation under certain circumstances, including if the carrying value of our investment in JUUL was not more than 10% of its initial carrying value of $12.8 billion. At June 30, 2022, the carrying value of our investment in JUUL was $450 million, which was less than 10% of our initial carrying value of $12.8 billion. As a result, in September 2022, we exercised our option to be released from our JUUL non-competition obligations, resulting in (i) the permanent termination of our non-competition obligations to JUUL, (ii) the loss of our JUUL board designation rights (other than the right to designate one independent director so long as our ownership continues to be at least 10%), our preemptive rights, our consent rights and certain other rights with respect to our investment in JUUL and (iii) the conversion of our JUUL shares to single vote common stock, significantly reducing our voting power. We do not currently intend to exercise our remaining governance rights or to vote our JUUL shares other than as a passive investor.
Additionally, as part of the amendment to certain JUUL Transaction agreements in January 2020, we agreed not to pursue any claims against JUUL for indemnification or reimbursement except for any non-contractual claims for contribution or indemnity where a judgment has been entered against us and JUUL with respect to certain litigation in which we and JUUL are both defendants against third-party plaintiffs.
In April 2020, the U.S. Federal Trade Commission (“FTC”) issued an administrative complaint challenging our investment in JUUL. In February 2022, the administrative law judge dismissed the FTC’s complaint. FTC complaint counsel appealed that decision to the FTC, which appeal remains pending. For further discussion, see Note 17. Contingencies - Antitrust Litigation.
In June 2022, the U.S. Food and Drug Administration (“FDA”) issued marketing denial orders (“MDOs”) to JUUL ordering all of JUUL’s products currently marketed in the United States off the market. In July 2022, the FDA administratively stayed the MDOs on a temporary basis, citing its determination that there are scientific issues unique to the JUUL PMTAs that warrant additional review. This administrative stay temporarily suspends the MDOs and JUUL’s products remain on the market.
Following Share Conversion in the fourth quarter of 2020, we elected to account for our equity method investment in JUUL under the fair value option. In making this election, we believed measuring our investment at fair value provided quarterly transparency to investors as to the fair market value of our investment in JUUL, given the changes and volatility in the e-vapor category since our initial investment, as well as the lack of publicly available information regarding JUUL’s business or a market-derived valuation. As a result of our loss of certain rights due to our exercise of our option to be released from our JUUL non-competition obligations in the third quarter of 2022, we determined that we no longer have the ability to exercise significant influence over the operating and financial policies of JUUL. Therefore, we are no longer able to account for our investment in JUUL as an equity method investment. Beginning with the period ended September 30, 2022, we account for our investment in JUUL as an investment in an equity security. We will continue to measure our investment in JUUL at fair value, in accordance with GAAP. Our consolidated statements of earnings include any cash dividends received from our investment in JUUL (none received to date) and any changes in the estimated fair value of our investment, which is calculated quarterly.
The following table provides a reconciliation of the beginning and ending balance of our investment in JUUL, which is classified in Level 3 of the fair value hierarchy:

(in millions)	Investment Balance
Balance at December 31, 2020	$1,705
Unrealized gains (losses) included in (income) losses from investments in equity securities	—
Balance at December 31, 2021	1,705
Unrealized gains (losses) included in (income) losses from investments in equity securities	(1,455)
Balance at December 31, 2022	$250
Prior to Share Conversion, we accounted for our investment in JUUL as an investment in an equity security. Since the JUUL shares do not have a readily determinable fair value, we elected to measure our investment in JUUL at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. There were no upward or downward adjustments to the carrying value of our investment in JUUL resulting from observable price changes in orderly transactions since the JUUL Transaction through the date of Share Conversion. In addition, prior to Share Conversion, we reviewed our investment in JUUL for impairment by performing a qualitative assessment of impairment indicators on a quarterly basis in connection with the preparation of our financial statements. If this qualitative assessment indicated that our investment in JUUL may be impaired, a quantitative assessment was performed. If the quantitative assessment indicated the estimated fair value of the investment was less than its carrying value, the investment was written down to its estimated fair value.
2022 Financial Activity
▪For the year ended December 31, 2022, we recorded non-cash, pre-tax unrealized losses of $1,455 million as a result of changes in the estimated fair value of our investment in JUUL. The decrease in the estimated fair value was primarily driven by (i) a decrease in the likelihood of a favorable outcome from the FDA for JUUL’s products that are currently marketed in the United States, which have received MDOs and are now under additional administrative review, (ii) a decrease in the likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, which could result in JUUL seeking protection under bankruptcy or other insolvency laws, (iii) projections of higher operating expenses resulting in lower long-term operating margins, (iv) projections of lower JUUL revenues in the United States over time due to lower JUUL volume assumptions and (v) an increase in the discount rate due to changes in market factors, partially offset by the effect of passage of time on the projected cash flows.
2021 Financial Activity
▪For the year ended December 31, 2021, we recorded no change in the estimated fair value of our investment in JUUL. During the year ended December 31, 2021, the estimated fair value was primarily impacted by our projections of lower JUUL revenues in the United States over time due to lower JUUL volume assumptions offset by (i) the effect of passage of time on the projected cash flows and (ii) a decrease in the discount rate due to changes in market factors.
2020 Financial Activity
▪We recorded a non-cash pre-tax unrealized gain of $100 million for the fourth quarter and year ended December 31, 2020 as a result of an increase in the estimated fair value of our investment in JUUL.
▪In September 2020, JUUL announced a strategic update, which included its plans for a significant global workforce reduction, its evaluation of its resource allocation and the possibility of exiting various international markets. As part of the preparation of our financial statements for the period ended September 30, 2020, we performed a qualitative assessment of impairment indicators for our investment in JUUL and determined that JUUL’s strategic update was an indicator of impairment at September 30, 2020, given the significant deterioration in JUUL’s business prospects.
Given the existence of this impairment indicator, we performed a quantitative valuation of our investment in JUUL during the third quarter of 2020 and recorded a non-cash, pre-tax impairment charge of $2.6 billion for the year ended December 31, 2020, reported as impairment of JUUL equity securities in our consolidated statements of earnings. The impairment charge was driven by our projections of lower JUUL revenues over time due to lower pricing assumptions and delays in JUUL achieving previously forecasted operating margin performance. These drivers were the result of (i) JUUL’s revised international expansion plans and (ii) the evolving U.S. e-vapor category and associated competitive dynamics.
We use an income approach to estimate the fair value of our investment in JUUL. The income approach reflects the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporates the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows.

In determining the estimated fair value of our investment in JUUL, in 2022, 2021 and 2020, we made certain judgments, estimates and assumptions, the most significant of which were likelihood of certain potential regulatory and liquidity outcomes, sales volume, operating margins, discount rates and perpetual growth rates. All significant inputs used in the valuation are classified in Level 3 of the fair value hierarchy. Additionally, in determining these significant assumptions, we made judgments regarding the (i) likelihood of certain potential regulatory actions impacting the e-vapor category and specifically whether the FDA will ultimately authorize JUUL’s products, which have received MDOs and are now under additional administrative review; (ii) likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, the absence of which could result in JUUL seeking protection under bankruptcy or other insolvency laws; (iii) risk created by the number and types of legal cases pending against JUUL; (iv) expectations for the future state of the e-vapor category, including competitive dynamics; and (v) timing of international expansion plans. Due to these uncertainties, our future cash flow projections of JUUL are based on a range of scenarios that consider certain potential regulatory, liquidity and market outcomes.
Investment in Cronos
At December 31, 2022, we had a 41.1% ownership interest in Cronos, consisting of 156.6 million shares, which we account for under the equity method of accounting. Our ownership percentage decreased from 41.8% at December 31, 2021 due to the issuance of additional shares by Cronos. We report our share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for us to record them in the concurrent period.
The fair value of our equity method investment in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and was classified in Level 1 of the fair value hierarchy.
At December 31, 2021, each of the fair value and carrying value of our equity method investment in Cronos was $617 million. In the second quarter of 2022, the fair value of our equity method investment in Cronos declined below its carrying value and had not recovered as of June 30, 2022. At June 30, 2022, the fair value was less than its carrying value by approximately 20%. We concluded that the decline in fair value was other than temporary. As a result, we recorded a non-cash, pre-tax impairment charge of $107 million in the second quarter of 2022, which was recorded to (income) losses from investments in equity securities in our consolidated statements of earnings. The impairment charge reflects the difference between the fair value of our equity method investment in Cronos using Cronos’s share price and the Canadian dollar (“CAD”) to U.S. dollar exchange rate at June 30, 2022 and the carrying value of our equity method investment in Cronos at June 30, 2022. After recording the impairment charge, each of the fair value and carrying value at June 30, 2022 was $437 million. At December 31, 2022, the fair value of our equity method investment in Cronos exceeded its carrying value by $22 million or approximately 6%.
At December 31, 2021, the fair value of our equity method investment in Cronos was less than its carrying value by approximately 25%. We concluded that the decline in fair value at December 31, 2021 was other than temporary. As a result, we recorded a non-cash, pre-tax impairment charge of $205 million for the year ended December 31, 2021, which was recorded to (income) losses from investments in equity securities in our consolidated statement of earnings. After recording the impairment charge, each of the fair value and carrying value at December 31, 2021 was $617 million.
As part of our Investment in Cronos, at December 31, 2022, we also owned anti-dilution protections to purchase Cronos common shares, exercisable each quarter upon dilution, to maintain our ownership percentage. Certain of the anti-dilution protections provide us the ability to purchase additional Cronos common shares at a per share exercise price of CAD $16.25 upon the occurrence of specified events (“Fixed-price Preemptive Rights”). Based on our assumptions as of December 31, 2022, we estimate the Fixed-price Preemptive Rights allows us to purchase up to an additional approximately 7 million common shares of Cronos. Prior to December 15, 2022, we also owned a warrant providing us the ability to purchase an additional approximate 10% of common shares of Cronos at a per share exercise price of CAD $19.00, which would have expired on March 8, 2023. On December 15, 2022, we irrevocably abandoned the Cronos warrant, and we no longer owned the warrant as of December 31, 2022.
The Fixed-price Preemptive Rights are derivative financial instruments, which are required to be recorded at fair value and are classified in Level 3 of the fair value hierarchy. Prior to irrevocably abandoning the Cronos warrant on December 15, 2022, the Cronos warrant was also a derivative financial instrument recorded at fair value.
We record in our consolidated statements of earnings any changes in the fair values of the Fixed-price Preemptive Rights and Cronos warrant as gains or losses on Cronos-related financial instruments in the periods in which the changes occur. We recorded non-cash, pre-tax unrealized losses, representing these changes, as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Fixed-price Preemptive Rights	$1	$23	$45
Cronos warrant	14	125	95
Total	$15	$148	$140

Note 6. Financial Instruments
We enter into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps. We do not enter into or hold derivative financial instruments for trading or speculative purposes.
Our investment in ABI, whose functional currency is the Euro, exposes us to foreign currency exchange risk on the carrying value of our investment. To manage this risk, we may designate certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), and Euro denominated unsecured long-term notes (“foreign currency denominated debt”) as net investment hedges of our investment in ABI.
In May 2021, all outstanding foreign currency contracts matured and, at December 31, 2022 and 2021, we had no outstanding foreign currency contracts. When we have foreign currency contracts in effect, counterparties are domestic and international financial institutions. Under these contracts, we are exposed to potential losses in the event of non-performance by these counterparties. We manage our credit risk by entering into transactions with counterparties that have investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of each counterparty. The counterparty agreements contain provisions that require us to maintain an investment grade credit rating. In the event our credit rating falls below investment grade, counterparties to our foreign currency contracts can require us to post collateral.
The aggregate carrying value and fair value of our total long-term debt were as follows at December 31:

(in millions)	2022	2021
Carrying value	$26,680	$28,044
Fair value	22,928	30,459
Foreign currency denominated debt included in long-term debt:
Carrying value	4,540	4,817
Fair value	4,165	5,114
Our estimate of the fair value of our total long-term debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy.
The decrease in the fair value of our long-term debt was primarily driven by (i) rising interest rates in 2022, (ii) the August 2022 $1.1 billion repayment at maturity of senior unsecured notes and (iii) changes in Euro denominated debt resulting from the strengthening of the U.S. dollar versus the Euro during 2022.
Net Investment Hedging
The pre-tax effects of our net investment hedges on accumulated other comprehensive losses and our consolidated statements of earnings were as follows:

	(Gain) Loss Recognized in Accumulated Other Comprehensive Losses			(Gain) Loss Recognized in Net Earnings
	For the Years Ended December 31,
(in millions)	2022	2021	2020	2022	2021	2020
Foreign currency contracts	$—	$(16)	$79	$—	$(7)	$(40)
Foreign currency denominated debt	(281)	(359)	424	—	—	—
Total	$(281)	$(375)	$503	$—	$(7)	$(40)
We recognized changes in the fair value of the foreign currency contracts and in the carrying value of the foreign currency denominated debt due to changes in the Euro to U.S. dollar exchange rate in accumulated other comprehensive losses related to ABI. We recognized gains on the foreign currency contracts arising from components excluded from effectiveness testing in interest and other debt expense, net in our consolidated statements of earnings based on an amortization approach.

Note 7. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2022 and 2021, we had no short-term borrowings.
In August 2022, we entered into an extension and amendment (the “Extension and Amendment”) to our $3.0 billion senior unsecured 5-year revolving credit agreement (as amended, the “Credit Agreement”). The Extension and Amendment (i) extended the maturity date of the Credit Agreement from August 1, 2024 to August 1, 2025 and (ii) amended the Credit Agreement to update the benchmark interest rate to a rate based on the Term Secured Overnight Financing Rate (“Term SOFR”) and make certain other market updates. All other terms and conditions of the Credit Agreement remain in full force and effect. The Credit Agreement is used for general corporate purposes.
At December 31, 2022 and 2021, we had availability under the Credit Agreement for borrowings of up to an aggregate principal amount of $3.0 billion.
Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt. We expect interest rates on borrowings under the Credit Agreement to be based on the Term SOFR plus a percentage based on the higher of the ratings of our long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”). The applicable percentage for borrowings under the Credit Agreement at December 31, 2022 was 1.0% based on our long-term senior unsecured debt ratings on that date. The Credit Agreement does not include any other rating triggers or any provisions that could require the posting of collateral.
The Credit Agreement includes various covenants, one of which requires us to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2022, the ratio of consolidated EBITDA to Consolidated Interest Expense, calculated in accordance with the Credit Agreement, was 11.0 to 1.0. At December 31, 2022, we were in compliance with our covenants in the Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in the Credit Agreement, include certain adjustments.
In March 2020, due to the uncertainty at that time in the global capital markets, including the commercial paper markets, resulting from the COVID-19 pandemic, we elected to borrow the full $3.0 billion available under the Credit Agreement as a precautionary measure to increase our cash position and preserve financial flexibility. In June 2020, we repaid the full amount outstanding under the Credit Agreement using the net proceeds from the issuance of long-term senior unsecured notes issued in May 2020 and available cash.
Any commercial paper issued by us and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 8. Long-Term Debt.

Note 8. Long-Term Debt
Our long-term debt consisted of the following at December 31:

(in millions)	2022	2021
USD notes, 2.350% to 10.20%, interest payable semi-annually, due through 2061 (1)	$22,098	$23,185
USD debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes, 1.000% to 3.125%, interest payable annually, due through 2031 (2)	4,540	4,817
	26,680	28,044
Less current portion of long-term debt	1,556	1,105
	$25,124	$26,939
(1) Weighted-average coupon interest rate of and 4.4% at December 31, 2022 and 2021.
(2) Weighted-average coupon interest rate of 2.0% at December 31, 2022 and 2021.

At December 31, 2022, our outstanding long-term debt consisted of the following:

(in millions)
Type	Face Value	Interest Rate	Issuance	Maturity
Euro notes	€1,250	1.000%	February 2019	February 2023
USD notes	$218	2.950%	May 2013	May 2023
USD notes	$776	4.000%	October 2013	January 2024
USD notes	$345	3.800%	February 2019	February 2024
USD notes	$750	2.350%	May 2020	May 2025
Euro notes	€750	1.700%	February 2019	June 2025
USD notes	$1,069	4.400%	February 2019	February 2026
USD notes	$500	2.625%	September 2016	September 2026
USD debenture	$42	7.750%	January 1997	January 2027
Euro notes	€1,000	2.200%	February 2019	June 2027
USD notes	$1,906	4.800%	February 2019	February 2029
USD notes	$750	3.400%	May 2020	May 2030
Euro notes	€1,250	3.125%	February 2019	June 2031
USD notes	$1,750	2.450%	February 2021	February 2032
USD notes	$177	9.950%	November 2008	November 2038
USD notes	$208	10.200%	February 2009	February 2039
USD notes	$2,000	5.800%	February 2019	February 2039
USD notes	$1,500	3.400%	February 2021	February 2041
USD notes	$900	4.250%	August 2012	August 2042
USD notes	$650	4.500%	May 2013	May 2043
USD notes	$1,800	5.375%	October 2013	January 2044
USD notes	$1,500	3.875%	September 2016	September 2046
USD notes	$2,500	5.950%	February 2019	February 2049
USD notes	$500	4.450%	May 2020	May 2050
USD notes	$1,250	3.700%	February 2021	February 2051
USD notes	$271	6.200%	February 2019	February 2059
USD notes	$1,000	4.000%	February 2021	February 2061
At December 31, 2022, aggregate maturities of our long-term debt were as follows:

(in millions)		Aggregate Maturities
2023		$1,556
2024		1,121
2025		1,553
2026		1,569
2027		1,113
Thereafter		20,000
		26,912
Less:	debt issuance costs	148
	debt discounts	84
		$26,680
At December 31, 2022 and 2021, accrued interest on long-term debt of $411 million and $429 million, respectively, was included in other accrued liabilities on our consolidated balance sheets.
In August 2022, we repaid in full our 2.850% senior unsecured notes in the aggregate principal amount of $1.1 billion at maturity.

All of our notes are senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Following the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, S&P and Fitch Ratings Inc., we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
▪Debt Tender Offers and Redemption: During the first quarter of 2021, we completed debt tender offers to purchase for cash certain of our long-term senior unsecured notes in an aggregate principal amount of $4,042 million. Details of the debt tender offers were as follows:

(in millions)	Principal Amount of Notes Purchased
2.850% Notes due 2022	$795
2.950% Notes due 2023	132
4.000% Notes due 2024	624
3.800% Notes due 2024	655
4.400% Notes due 2026	430
4.800% Notes due 2029	1,094
9.950% Notes due 2038	65
10.200% Notes due 2039	18
6.200% Notes due 2059	229
$4,042
During the first quarter of 2021, we also redeemed all of our outstanding 3.490% senior unsecured notes due to mature in 2022 in the aggregate principal amount of $1.0 billion.
As a result of the debt tender offers and redemption, during the first quarter of 2021, we recorded pre-tax losses on early extinguishment of debt of $649 million, which included premiums and fees of $623 million and the write-off of unamortized debt discounts and debt issuance costs of $26 million.
PM USA (the “Guarantor”), which is a 100% owned subsidiary of Altria Group, Inc. (the “Parent”), has guaranteed the Parent’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, the Guarantor fully and unconditionally guarantees, as primary obligor, the payment and performance of the Parent’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that the Guarantor guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of the Guarantor under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or the Guarantor.
The Parent is a holding company; therefore, its access to the operating cash flows of its wholly owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. Neither the Guarantor nor other 100% owned subsidiaries of the Parent that are not guarantors of the Obligations are limited by contractual obligations on their ability to pay cash dividends or make other distributions with respect to their equity interests.
For a discussion of the fair value of our long-term debt and the designation of our Euro denominated senior unsecured notes as a net investment hedge of our investment in ABI, see Note 6. Financial Instruments.

Note 9. Capital Stock
At December 31, 2022, we had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock consisted of the following:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2019	2,805,961,317	(947,979,763)	1,857,981,554
Stock award activity	—	437,611	437,611
Balances, December 31, 2020	2,805,961,317	(947,542,152)	1,858,419,165
Stock award activity	—	412,569	412,569
Repurchases of common stock	—	(35,656,116)	(35,656,116)
Balances, December 31, 2021	2,805,961,317	(982,785,699)	1,823,175,618
Stock award activity	—	514,816	514,816
Repurchases of common stock	—	(38,156,312)	(38,156,312)
Balances, December 31, 2022	2,805,961,317	(1,020,427,195)	1,785,534,122
At December 31, 2022, we had 26,698,134 shares of common stock reserved for stock-based awards under our stock plans.
At December 31, 2022, we had 10 million authorized shares of serial preferred stock, $1.00 par value; no shares of serial preferred stock have been issued.
▪Dividends: In the third quarter of 2022, our Board of Directors (“Board of Directors” or “Board”) approved a 4.4% increase in the quarterly dividend rate to $0.94 per share of our common stock versus the previous rate of $0.90 per share. The current annualized dividend rate is $3.76 per share. Future dividend payments remain subject to the discretion of our Board.
▪Share Repurchases: In January 2021, our Board of Directors authorized a $2.0 billion share repurchase program that it expanded to $3.5 billion in October 2021 (as expanded, the “January 2021 share repurchase program”). We completed the January 2021 share repurchase program in December 2022.
In January 2023, our Board of Directors authorized a new $1.0 billion share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Our total share repurchase activity was as follows for the years ending December 31:

	January 2021 Share Repurchase Program
(in millions, except per share data)	2022	2021	Total
Total number of shares repurchased	38.1	35.7	73.8
Aggregate cost of shares repurchased	$1,825	$1,675	$3,500
Average price per share of shares repurchased	$47.83	$46.97	$47.42
We did not repurchase any shares in 2020.

Note 10. Stock Plans
In 2020, our Board of Directors adopted, and shareholders approved, the Altria Group, Inc. 2020 Performance Incentive Plan (the “2020 Plan”) under which we may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other stock-based awards, as well as cash-based annual and long-term incentive awards to our employees. Any awards granted under the 2020 Plan may be in the form of performance-based awards, including PSUs subject to the achievement or satisfaction of performance goals and performance cycles. We may issue up to 25 million shares of common stock under the 2020 Plan. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”), we may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria.
At December 31, 2022, we had 21,972,920 and 650,121 shares available to be granted under the 2020 Plan and the Directors Plan, respectively.
▪RSUs: During the vesting period, RSUs include nonforfeitable rights to dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. RSUs are subject to forfeiture if certain employment conditions are not met. We estimate the number of awards expected to be forfeited and adjust this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. RSUs generally vest three years after the grant date.

We amortize to expense ratably over the restriction period, which is generally three years, the fair value of the RSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to RSUs for the years ended December 31, 2022, 2021 and 2020 of $41 million, $34 million and $31 million, respectively. We recorded a deferred tax benefit related to this compensation expense of $10 million, $9 million and $8 million for the years ended December 31, 2022, 2021 and 2020, respectively. The unamortized compensation expense related to RSUs was $73 million at December 31, 2022, which we expect to be recognized over a weighted-average period of approximately two years.
RSU activity was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2021	2,702,462	$46.84
Granted	1,206,601	$49.22
Vested	(556,399)	$51.96
Forfeited	(94,869)	$45.10
Balance at December 31, 2022	3,257,795	$46.90
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2022, 2021 and 2020 was $59 million, $48 million and $49 million, respectively, or $49.22, $45.22 and $42.59 per RSU, respectively. The total vesting date fair value of RSUs that vested during the years ended December 31, 2022, 2021 and 2020 was $29 million, $19 million and $25 million, respectively.
▪PSUs: We granted an aggregate of 215,205, 229,494 and 275,288 of PSUs during 2022, 2021 and 2020, respectively. The payout of the PSUs is based on the extent to which we achieve certain performance measures over the three-year performance period. Performance measures consist of our adjusted diluted earnings per share compounded annual growth rate and a cash conversion measure. Additionally, the payout resulting from the performance measures is then adjusted up or down by a total shareholder return (“TSR”) performance multiplier, which depends on our relative TSR to a predetermined peer group. PSUs are subject to forfeiture if certain employment conditions are not met. At December 31, 2022, we had 628,693 PSUs outstanding, with a weighted-average grant date fair value of $47.62 per PSU. We amortize to expense over the performance period the fair value of PSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2022, 2021 and 2020 of $9 million, $6 million and $4 million, respectively. The unamortized compensation expense related to PSUs was $13 million at December 31, 2022.

Note 11. Earnings per Share
We calculated basic and diluted earnings per share (“EPS”) using the following:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Net earnings attributable to Altria	$5,764	$2,475	$4,467
Less: Distributed and undistributed earnings attributable to share-based awards	(13)	(11)	(8)
Earnings for basic and diluted EPS	$5,751	$2,464	$4,459
Weighted-average shares for basic EPS	1,804	1,845	1,858
Plus: contingently issuable PSUs	—	—	1
Weighted-average shares for diluted EPS	1,804	1,845	1,859

Note 12. Other Comprehensive Earnings/Losses
Changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria were as follows:

(in millions)	Benefit Plans	ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2019	$(2,192)	$(693)		$21	$(2,864)
Other comprehensive earnings (losses) before reclassifications	(454)	(1,613)		(4)	(2,071)
Deferred income taxes	115	352		—	467
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(339)	(1,261)		(4)	(1,604)

Amounts reclassified to net earnings	148	21		—	169
Deferred income taxes	(37)	(5)		—	(42)
Amounts reclassified to net earnings, net of deferred income taxes	111	16		—	127

Other comprehensive earnings (losses), net of deferred income taxes	(228)	(1,245)	(1)	(4)	(1,477)
Balances, December 31, 2020	(2,420)	(1,938)		17	(4,341)
Other comprehensive earnings (losses) before reclassifications	961	627		25	1,613
Deferred income taxes	(245)	(141)		—	(386)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	716	486		25	1,227

Amounts reclassified to net earnings	122	(76)		35	81
Deferred income taxes	(30)	16		(9)	(23)
Amounts reclassified to net earnings, net of deferred income taxes	92	(60)		26	58

Other comprehensive earnings (losses), net of deferred income taxes	808	426	(1)	51	1,285
Balances, December 31, 2021	(1,612)	(1,512)		68	(3,056)
Other comprehensive earnings (losses) before reclassifications	145	275		(33)	387
Deferred income taxes	(35)	(65)		—	(100)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	110	210		(33)	287

Amounts reclassified to net earnings	88	(85)		(1)	2
Deferred income taxes	(22)	18		—	(4)
Amounts reclassified to net earnings, net of deferred income taxes	66	(67)		(1)	(2)

Other comprehensive earnings (losses), net of deferred income taxes	176	143	(1)	(34)	285
Balances, December 31, 2022	$(1,436)	$(1,369)		$34	$(2,771)
(1) Primarily reflected our share of ABI’s currency translation adjustments and the impact of our designated net investment hedges related to our equity investment in ABI. For further discussion of designated net investment hedges, see Note 6. Financial Instruments.

Pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings were as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Benefit Plans: (1)
Net loss	$127	$163	$173
Prior service cost/credit	(39)	(41)	(25)
	88	122	148
ABI (2)	(85)	(76)	21
Currency Translation Adjustments and Other (3)	(1)	35	—
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$2	$81	$169
(1) Amounts were included in net defined benefit plan costs. For further details, see Note 15. Benefit Plans.
(2) Amounts were included in (income) losses from investments in equity securities. For further information, see Note 5. Investments in Equity Securities.
(3) 2021 amounts were included in marketing, administration and research costs and are related to the Ste. Michelle Transaction. For further details, see Note 15. Benefit Plans.

Note 13. Income Taxes
In August 2022, the U.S. Government enacted legislation commonly referred to as the Inflation Reduction Act. The main provisions of the Inflation Reduction Act that we anticipate may impact us are (i) a 15% corporate alternative minimum tax (“Corporate AMT”) and (ii) a 1% excise tax on share repurchases, which we expect to record in equity on our consolidated statements of stockholders’ equity (deficit), in each case effective for tax years beginning after December 31, 2022.
We will be considered an “applicable corporation” for purposes of the new Corporate AMT. Our regular federal income tax liability will generally exceed our Corporate AMT liability. Certain unique circumstances, however, may result in a Corporate AMT liability, including when tax losses are reported in a different year than book losses.

Earnings (losses) before income taxes and provision (benefit) for income taxes consisted of the following:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Earnings (losses) before income taxes:
United States	$7,628	$4,239	$6,842
Outside United States	(239)	(415)	48
Total	$7,389	$3,824	$6,890
Provision (benefit) for income taxes:
Current:
Federal	$1,968	$1,965	$2,025
State and local	603	542	553
Outside United States	1	2	22
	2,572	2,509	2,600
Deferred:
Federal	(893)	(1,190)	(130)
State and local	(54)	30	(34)
	(947)	(1,160)	(164)
Total provision for income taxes	$1,625	$1,349	$2,436
Our U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2017 and forward, with years 2017 through 2020 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. State statutes of limitations generally remain open for the year 2017 and forward. Certain of our state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Balance at beginning of year	$53	$74	$64
Additions based on tax positions related to the current year	1	—	—
Additions for tax positions of prior years	16	40	12
Reductions for tax positions due to lapse of statutes of limitations	—	(5)	—
Reductions for tax positions of prior years	—	(23)	(2)
Tax settlements	(1)	(33)	—
Balance at end of year	$69	$53	$74
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2022 was $44 million, along with $25 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2021 was $31 million, along with $22 million affecting deferred taxes.
At December 31, 2022, 2021 and 2020, the amount of accrued interest and penalties on our consolidated balance sheets was $18 million, $11 million and $15 million, respectively. For the years ended December 31, 2022, 2021 and 2020, we recognized in our consolidated statements of earnings $8 million, $(4) million and $4 million, respectively, of gross interest (income) expense associated with uncertain tax positions. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
We are subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within our control. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $1 million.
A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings before income taxes was as follows:

	For the Years Ended December 31,
	2022		2021		2020
(dollars in millions)	$	%	$	%	$	%
U.S. federal statutory rate	$1,552	21.0%	$803	21.0%	$1,447	21.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	435	5.9	451	11.8	410	6.0
Tax basis in foreign investments	11	0.1	25	0.7	23	0.3
Uncertain tax positions	—	—	(25)	(0.7)	9	0.1
Investment in ABI	(24)	(0.3)	(16)	(0.4)	3	0.1
Investment in JUUL	306	4.1	7	0.2	537	7.8
Investment in Cronos	30	0.4	128	3.3	20	0.3
Valuation allowance releases	(664)	(9.0)	(15)	(0.4)	(19)	(0.3)
Other	(21)	(0.2)	(9)	(0.2)	6	0.1
Effective tax rate	$1,625	22.0%	$1,349	35.3%	$2,436	35.4%
The tax provision (benefit) in 2022 included tax benefits of $664 million due primarily to the release of valuation allowances related to the anticipated ability to utilize a portion of existing capital losses. These tax benefits were partially offset by tax expense of $306 million for a valuation allowance recorded against a deferred tax asset related to the decreases in the estimated fair value of our investment in JUUL and by the state tax treatment of the impairment charge on our equity investment in ABI.

The tax provision (benefit) in 2021 was impacted by the state tax treatment of the impairment charge on our equity investment in ABI. The tax provision (benefit) in 2021 also included net tax expense of $128 million related to our Investment in Cronos, including an addition to a valuation allowance on a deferred tax asset.
The tax provision (benefit) in 2020 included tax expense of $612 million for a valuation allowance on a deferred tax asset related to our impairment of our investment in JUUL in the third quarter of 2020, partially offset by a $24 million tax benefit reflecting the decrease of a portion of the valuation allowance related to a reduction of a deferred tax asset associated with an increase in the estimated fair value of JUUL in the fourth quarter of 2020.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31:

(in millions)	2022	2021
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$303	$387
Settlement charges	729	835
Investment in JUUL	3,001	2,652
Investment in Cronos	407	403
Net operating losses and tax credit carryforwards	31	46
Total deferred income tax assets	4,471	4,323
Deferred income tax liabilities:
Property, plant and equipment	(233)	(216)
Intangible assets	(2,849)	(2,802)
Investment in ABI	(1,226)	(1,695)
Finance assets, net	—	(29)
Accrued pension costs	(70)	(55)
Other	(115)	(94)
Total deferred income tax liabilities	(4,493)	(4,891)
Valuation allowances	(2,800)	(3,097)
Net deferred income tax liabilities	$(2,822)	$(3,665)
At December 31, 2022, we had estimated gross state tax net operating losses of $19 million that, if unused, will expire in 2035 through 2038.
A reconciliation of the beginning and ending valuation allowances was as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Balance at beginning of year	$3,097	$2,817	$2,324
Additions to valuation allowance charged to income tax expense	429	401	692
Reductions to valuation allowance credited to income tax benefit	(730)	(118)	(200)
Foreign currency translation	4	(3)	1
Balance at end of year	$2,800	$3,097	$2,817
We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. We determine the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, we consider the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law.
The additions to valuation allowances during 2022 were primarily due to deferred tax assets recorded in connection with decreases in the estimated fair value of our investment in JUUL. The reductions to valuation allowances during 2022 were primarily due to the anticipated ability to utilize a portion of existing losses related to our investment in JUUL and the abandonment of our Cronos warrant. The cumulative valuation allowance at December 31, 2022 was primarily attributable to deferred tax assets recorded in connection with our investment in JUUL ($2,394 million) and our Investment in Cronos ($379 million).
The changes in valuation allowances during 2021 were primarily due to deferred tax assets recorded in connection with our Investment in Cronos. The cumulative valuation allowance at December 31, 2021 was primarily attributable to deferred tax assets recorded in connection with our investment in JUUL ($2,652 million) and our Investment in Cronos ($407 million).

The 2020 valuation allowance was primarily attributable to deferred tax assets recorded in connection with the impairments of our investment in JUUL ($2,610 million), and our Investment in Cronos ($121 million).
For a discussion regarding the change in estimated fair value of our investment in JUUL, the impairment of our investment in ABI and the impairment of our Investment in Cronos, see Note 5. Investments in Equity Securities.

Note 14. Segment Reporting
Our operating companies’ products include (i) smokeable tobacco products, consisting of combustible cigarettes manufactured and sold by PM USA, and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; and (ii) oral tobacco products, consisting of MST and snus products manufactured and sold by USSTC, and oral nicotine pouches manufactured and sold by Helix. These products constituted our reportable segments of smokeable products and oral tobacco products at December 31, 2022. The financial services business, the IQOS System heated tobacco business and Helix ROW were included in all other.
Prior to the sale of our wine business on October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. For further discussion, see Note 1. Background and Basis of Presentation.
Our chief operating decision maker (“CODM”) reviews operating companies income (loss) (“OCI”) to evaluate the performance of, and allocate resources to, our segments. OCI for our segments is defined as operating income before general corporate expenses and amortization of intangibles. Interest and other debt expense, net, along with net periodic benefit cost (income), excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by our CODM. We do not disclose information about total assets by segment because such information is not reported to or used by our CODM. Substantially all of our long-lived assets were located in the United States at December 31, 2022. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments were the same at December 31, 2022 as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Net revenues:
Smokeable products	$22,476	$22,866	$23,089
Oral tobacco products	2,580	2,608	2,533
Wine	—	494	614
All other	40	45	(83)
Net revenues	$25,096	$26,013	$26,153
Earnings before income taxes:
OCI:
Smokeable products	$10,688	$10,394	$9,985
Oral tobacco products	1,632	1,659	1,718
Wine	—	21	(360)
All other	(36)	(97)	(172)
Amortization of intangibles	(73)	(72)	(72)
General corporate expenses	(292)	(345)	(226)
Operating income	11,919	11,560	10,873
Interest and other debt expense, net	1,058	1,162	1,209
Loss on early extinguishment of debt	—	649	—
Net periodic benefit income, excluding service cost	(184)	(202)	(77)
(Income) losses from investments in equity securities	3,641	5,979	111
Impairment of JUUL equity securities	—	—	2,600
Loss on Cronos-related financial instruments	15	148	140
Earnings before income taxes	$7,389	$3,824	$6,890

The smokeable products segment included net revenues of $21,457 million, $21,877 million and $22,135 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to cigarettes and net revenues of $1,019 million, $989 million and $954 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to cigars.
Substantially all of our net revenues for the years ended December 31, 2022, 2021 and 2020 were from sales generated in the United States. PM USA, USSTC, Helix and Middleton’s customer, Performance Food Group Company, which acquired Core-Mark Holding Company, Inc. in 2021, accounted for approximately 24% and 23% of our consolidated net revenues for the years ended December 31, 2022 and 2021, respectively. Core-Mark Holding Company, Inc. accounted for 17% of our consolidated net revenues for the year ended December 31, 2020. In addition, McLane Company, Inc., accounted for approximately 23%, 23% and 26% of our consolidated net revenues for the years ended December 31, 2022, 2021 and 2020, respectively. Substantially all of these net revenues were reported in the smokeable products and oral tobacco products segments. No other customer accounted for more than 10% of our consolidated net revenues for the years ended December 31, 2022, 2021 and 2020.
Details of our depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Depreciation expense:
Smokeable products	$87	$80	$81
Oral tobacco products	33	34	32
Wine	—	27	40
General corporate and other	33	31	32
Total depreciation expense	$153	$172	$185
Capital expenditures:
Smokeable products	$68	$48	$49
Oral tobacco products	90	43	67
Wine	—	12	31
General corporate and other	47	66	84
Total capital expenditures	$205	$169	$231
The comparability of OCI for our reportable segments and the all other category was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: We recorded pre-tax (income) expense for NPM adjustment items as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Smokeable products segment	$(63)	$(53)	$4
Interest and other debt expense, net	(5)	(23)	—
Total	$(68)	$(76)	$4
We recorded the amounts in the table shown above for the smokeable products segment as (reductions) increases to cost of sales in our consolidated statements of earnings, which (increased) decreased OCI in our smokeable products segment. NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the Master Settlement Agreement (such dispute resolutions are referred to as “NPM Adjustment Items” and are more fully described in Health Care Cost Recovery Litigation in Note 17. Contingencies).

▪Tobacco and Health and Certain Other Litigation Items: We recorded pre-tax charges related to tobacco and health and certain other litigation items as follows:

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Smokeable products segment	$101	$83	$79
General corporate expenses	27	90	—
Interest and other debt expense, net	3	9	4
Total	$131	$182	$83
We recorded the amounts shown in the table above for the smokeable products segment and general corporate expenses in marketing, administration and research costs in our consolidated statements of earnings. For further discussion, see Note 17. Contingencies.
▪Ste. Michelle Transaction: We recorded pre-tax disposition-related costs of $51 million for the year ended December 31, 2021 in our former wine segment, which consisted of a pre-tax charge of $41 million to record the assets and liabilities associated with the Ste. Michelle Transaction at their fair value less costs to sell and $10 million of other disposition-related costs. We included these costs in marketing, administration and research costs in our consolidated statements of earnings.
▪Acquisition-Related Costs: We recorded pre-tax acquisition-related costs of $37 million for the year ended December 31, 2021 in our oral tobacco products segment primarily for the settlement of an arbitration related to the 2019 on! transaction. We included these costs in marketing, administration and research costs in our consolidated statements of earnings.
▪Wine Business Strategic Reset: We recorded pre-tax implementation costs of $411 million for the year ended December 31, 2020, in our former wine segment, associated with a strategic reset initiated in the first quarter of 2020 intended to maximize Ste. Michelle’s profitability and achieve improved long-term cash flow generation. Substantially all of the charges consisted of the following: (i) write-off of inventory ($292 million) as Ste. Michelle no longer believed that the benefit of the blending and production plans for its inventory outweighed inventory carrying cost given the reduced product volume demand; and (ii) estimated losses on future non-cancelable grape purchase commitments that Ste. Michelle believed no longer had a future economic benefit ($100 million).
▪PMCC Residual Value Adjustments: For the year ended December 31, 2020, we recorded pre-tax charges of $125 million (as a reduction to net revenues in the all other category) related to the decrease in unguaranteed residual values of certain PMCC leased assets. There were no such adjustments in 2022 or 2021.
▪COVID-19 Special Items: We recorded net pre-tax charges of $50 million ($41 million in the smokeable products segment and $9 million in the oral tobacco products segment) in our consolidated statement of earnings for the year ended December 31, 2020 related to the COVID-19 pandemic. These net pre-tax charges, which were directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic, were all recorded in cost of sales and included premium pay, personal protective equipment and health screenings, which were partially offset by certain employment tax credits.

Note 15. Benefit Plans
Our subsidiaries sponsor noncontributory defined benefit pension plans covering certain employees of Altria and our subsidiaries. Employees hired on or after a date specific to their employee group, except for certain employees of UST’s subsidiaries and Middleton, are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. We also provide postretirement health care and other benefits to certain retired employees.
We measure the plan assets and benefit obligations of our pension plans and postretirement plans at December 31 of each year.
We base the discount rates for our plans on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.

▪Obligations and Funded Status: Benefit obligations, plan assets and funded status for our pension and postretirement plans were as follows at December 31:

	Pension			Postretirement
(in millions)	2022	2021		2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$8,544	$9,465		$1,688	$2,229
Service cost	64	68		23	20
Interest cost	206	184		41	38
Benefits paid	(462)	(465)		(87)	(104)
Actuarial (gains) losses	(2,060)	(523)		(392)	(150)
Plan amendments	—	8		2	(345)
Divestiture	—	(193)	(1)	—	—
Benefit obligation at end of year	6,292	8,544		1,275	1,688
Change in plan assets:
Fair value of plan assets at beginning of year	8,793	8,911		185	201
Actual return on plan assets	(1,748)	466		(35)	21
Employer contributions	20	26		—	—
Benefits paid	(462)	(465)		(28)	(37)
Divestiture	—	(145)	(1)	—	—
Fair value of plan assets at end of year	6,603	8,793		122	185
Funded status at December 31	$311	$249		$(1,153)	$(1,503)
Amounts recognized on our consolidated balance sheets were as follows:
Other assets	$469	$476		$—	$—
Other accrued liabilities	(25)	(27)		(70)	(67)
Accrued pension costs	(133)	(200)		—	—
Accrued postretirement health care costs	—	—		(1,083)	(1,436)
	$311	$249		$(1,153)	$(1,503)
(1) Divestiture of benefit obligations and plan assets related to the Ste. Michelle Transaction.
The table above presents the projected benefit obligation for our pension plans. The accumulated benefit obligation, which represents benefits earned to date, for our pension plans was $6.1 billion and $8.2 billion at December 31, 2022 and 2021, respectively.
Actuarial (gains) losses for the years ended December 31, 2022 and 2021 for our pension and postretirement plans were due primarily to changes in the discount rate. Actuarial (gains) losses for our pension plans for the year ended 2021 were further impacted by changes to mortality rate assumptions.
Plan amendments to our postretirement plans for the year ended December 31, 2021 included several plan changes announced in the second quarter of 2021 to our salaried retiree healthcare plans, primarily changing its post-age 65 coverage to a private medicare marketplace. These amendments triggered a plan remeasurement in the second quarter of 2021, resulting in a reduction of $432 million (including discount rate impact and other changes) to our postretirement obligation in the second quarter of 2021 and a corresponding reduction to accumulated other comprehensive losses.
For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2022, our accumulated benefit obligation and fair value of plan assets were $134 million and $0 million, respectively. For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2021, our accumulated benefit obligation and fair value of plan assets were $176 million and $0 million, respectively.
For pension plans with projected benefit obligations in excess of plan assets at December 31, 2022, our projected benefit obligation and fair value of plan assets were $158 million and $0 million, respectively. For pension plans with projected benefit obligations in excess of plan assets at December 31, 2021, our projected benefit obligation and fair value of plan assets were $227 million and $0 million, respectively.
At December 31, 2022 and 2021, our accumulated postretirement benefit obligations were in excess of plan assets for all postretirement plans.

We used the following assumptions to determine our pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2022	2021	2022	2021
Discount rate	5.6%	3.0%	5.6%	2.9%
Rate of compensation increase - long-term	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.5	6.5
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2028	2027
▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31:

	Pension			Postretirement
(in millions)	2022	2021	2020	2022	2021	2020
Service cost	$64	$68	$74	$23	$20	$16
Interest cost	206	184	251	41	38	59
Expected return on plan assets	(493)	(522)	(502)	(13)	(14)	(14)
Amortization:
Net loss	96	131	134	18	22	10
Prior service cost (credit)	6	5	5	(45)	(46)	(30)
Settlement	—	—	10	—	—	—
Net periodic benefit cost (income)	$(121)	$(134)	$(28)	$24	$20	$41
For the year ended December 31, 2020, we recorded the settlement amount as a change to net losses in other comprehensive earnings/losses.
The following assumptions were used to determine our net periodic benefit cost for the years ended December 31:

	Pension			Postretirement
	2022	2021	2020	2022	2021	2020
Discount rates:
Service cost	3.2%	3.1%	3.7%	3.2%	3.1%	3.6%
Interest cost	2.5	2.0	3.0	2.5	2.0	3.0
Expected rate of return on plan assets	6.1	6.6	6.6	7.7	7.7	7.7
Rate of compensation increase - long-term	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.5	6.5	6.5
▪Defined Contribution Plans: We sponsor tax-qualified defined contribution plans covering certain salaried and hourly (non-union and union) employees. Contributions and costs are determined generally as a percentage of earnings, as defined by our plans. Amounts charged to expense for these defined contribution plans totaled $91 million, $90 million and $88 million in 2022, 2021 and 2020, respectively.
▪Pension and Postretirement Plan Assets: In managing our pension assets, we implement a liability-driven investment framework that aligns plan assets with liabilities. The current equity/fixed income allocation of 20%/80% is designed to balance pension liability hedging and asset growth in order to maintain our plan’s funded status and cover incremental service accruals and interest cost. Liability hedging is achieved through investing in rate-sensitive fixed income securities, primarily corporate bonds and U.S. Treasuries, while growth assets are comprised of publicly traded equity securities.
Our investment strategy for our postretirement plan assets is intended to maximize our total asset return based on the expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of our benefit obligation. The equity/fixed income target allocation for postretirement plan assets is 55%/45%.
We believe that we implement these investment strategies in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities.

The actual composition of our plan assets at December 31, 2022 was broadly characterized with the following allocation:

	Pension	Postretirement
Equity securities	20%	56%
Corporate bonds	52%	33%
U.S. Treasury and foreign government securities and all other investments (1)	28%	11%
(1) Amount includes U.S Treasury and foreign government securities (19%) and asset based securities and all other investments (9%).
Our pension and postretirement plan asset performance is monitored on an ongoing basis to adjust the mix as necessary to achieve our target allocations.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
We implement our investment strategy for our pension and postretirement plan assets by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror our pension obligation benchmark, as well as U.S. and international equity index strategies that are intended to mirror broad market indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Our pension and postretirement plans also invest in actively managed international equity securities of mid and small cap companies located in developed and emerging markets. For pension plan assets, our allocation to below investment grade securities represented approximately 13% of the fixed income holdings or approximately 10% of our total plan assets at December 31, 2022. Our allocation to emerging markets represented less than 1% of total plan assets at December 31, 2022. For postretirement plan assets, our allocation to below investment grade securities represented approximately 12% of the fixed income holdings or approximately 5% of our total plan assets at December 31, 2022. There were no postretirement plan assets invested in emerging markets at December 31, 2022.
Our risk management practices for our pension and postretirement plans include (i) ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, (ii) periodic rebalancing between equity and debt asset classes and (iii) annual actuarial re-measurement of plan liabilities.
Our expected rate of return on pension and postretirement plan assets is determined by our plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. For determining our pension and postretirement net periodic benefit cost (income), our 2023 expected rate of return assumptions are 6.1% and 7.4%, respectively.

The fair values of our pension plan assets by asset category were as follows at December 31:

	2022			2021
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$1,098	$1,098	$—	$1,147	$1,147
U.S. municipal bonds	—	82	82	—	60	60
Foreign government and agencies	—	32	32	—	88	88
Corporate debt instruments:
Above investment grade	—	2,747	2,747	—	3,442	3,442
Below investment grade and no rating	—	756	756	—	1,032	1,032
Common stock:
International equities	327	—	327	373	—	373
U.S. equities	591	—	591	856	—	856
Asset backed securities	—	161	161	—	89	89
Other, net	(1)	244	243	52	148	200
	$917	$5,120	$6,037	$1,281	$6,006	$7,287
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$312			$873
U.S. small cap			75			462
International developed markets			49			125
Total investments measured at NAV			$436			$1,460

Other			130			46
Fair value of plan assets, net			$6,603			$8,793
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2022 and 2021.

The fair values of our postretirement plan assets were as follows at December 31:

	2022			2021
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$5	$5	$—	$5	$5
Foreign government and agencies	—	2	2	—	3	3
Corporate debt instruments:
Above investment grade	—	37	37	—	55	55
Below investment grade and no rating	—	7	7	—	10	10
Other, net	—	3	3	—	—	—
	$—	$54	$54	$—	$73	$73
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$47			$84
International developed markets			18			25
Total investments measured at NAV			$65			$109

Other			3			3
Fair value of plan assets, net			$122			$185
There were no Level 3 postretirement plan holdings or transactions during 2022 and 2021.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.
▪U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.
▪Asset Backed Securities: Asset backed securities are fixed income securities such as mortgage backed securities and auto loans that are collateralized by pools of underlying assets that are unable to be sold individually. They are valued at a price which is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market.
▪Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds. The underlying assets are valued based on the net asset value (“NAV”), which is provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.
Cash Flows: We make contributions to our pension plans to the extent that the contributions are tax deductible and pay benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, we anticipate making employer contributions to our pension and postretirement plans of up to approximately $30 million for each in 2023. However, the foregoing estimates of 2023 contributions to our pension and postretirement plans are subject to change as a result of changes in tax and other benefit laws, changes in interest rates, as well as asset performance significantly above or below the assumed long-term rate of return for each respective plan.

Estimated future benefit payments at December 31, 2022 were as follows:

(in millions)	Pension	Postretirement
2023	$494	$106
2024	471	100
2025	471	96
2026	472	95
2027	473	95
2028-2032	2,355	477
Comprehensive Earnings/Losses
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2022:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,180)	$1	$(34)	$(2,213)
Prior service (cost) credit	(24)	293	(5)	264
Deferred income taxes	571	(68)	10	513
Amounts recorded in accumulated other comprehensive losses	$(1,633)	$226	$(29)	$(1,436)
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2021:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,093)	$(362)	$(32)	$(2,487)
Prior service (cost) credit	(30)	340	(5)	305
Deferred income taxes	549	12	9	570
Amounts recorded in accumulated other comprehensive losses	$(1,574)	$(10)	$(28)	$(1,612)
The movements in other comprehensive earnings/losses for the year ended December 31, 2022 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$96	$18	$13	$127
Prior service cost/credit	6	(45)	—	(39)
Other expense (income):
Net loss	—	—	—	—
Prior service cost/credit	—	—	—	—
Deferred income taxes	(26)	7	(3)	(22)
	$76	$(20)	$10	$66
Other movements during the year:
Net loss	$(183)	$345	$(15)	$147
Prior service cost/credit	—	(2)	—	(2)
Deferred income taxes	48	(87)	4	(35)
	$(135)	$256	$(11)	$110
Total movements in other comprehensive earnings/losses	$(59)	$236	$(1)	$176

The movements in other comprehensive earnings/losses for the year ended December 31, 2021 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$131	$22	$10	$163
Prior service cost/credit	5	(46)	—	(41)
Other expense (income):
Net loss	—	—	—	—
Prior service cost/credit	—	—	—	—
Deferred income taxes	(35)	7	(2)	(30)
	$101	$(17)	$8	$92
Other movements during the year:
Net loss	$465	$157	$2	$624
Prior service cost/credit	(8)	345	—	337
Deferred income taxes	(118)	(127)	—	(245)
	$339	$375	$2	$716
Total movements in other comprehensive earnings/losses	$440	$358	$10	$808
The movements in other comprehensive earnings/losses for the year ended December 31, 2020 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$134	$10	$19	$163
Prior service cost/credit	5	(30)	—	(25)
Other expense (income):
Net loss	10	—	—	10
Prior service cost/credit	—	—	—	—
Deferred income taxes	(37)	5	(5)	(37)
	$112	$(15)	$14	$111
Other movements during the year:
Net loss	(268)	(162)	(18)	(448)
Prior service cost/credit	(5)	(1)	—	(6)
Deferred income taxes	69	41	5	115
	$(204)	$(122)	$(13)	$(339)
Total movements in other comprehensive earnings/losses	$(92)	$(137)	$1	$(228)

Note 16. Additional Information

	For the Years Ended December 31,
(in millions)	2022	2021	2020
Research and development expense	$162	$145	$131
Interest and other debt expense, net:
Interest expense	$1,128	$1,188	$1,223
Interest income	(70)	(26)	(14)
	$1,058	$1,162	$1,209
The activity in the allowance for discounts and allowance for returned goods was as follows:

	For the Years Ended December 31,
(in millions)	2022		2021		2020
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$50	$—	$40	$—	$32
Charged to costs and expenses	607	97	647	124	633	98
Deductions (1)	(607)	(106)	(647)	(114)	(633)	(90)
Balance at end of year	$—	$41	$—	$50	$—	$40
(1) Represents the recording of discounts and returns for which allowances were created.

Note 17. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria and certain of our subsidiaries, including PM USA and USSTC, as well as our indemnitees and investees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, income tax liability, contraband shipments, patent infringement, employment matters, claims alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), claims for contribution and claims of competitors, shareholders or distributors. Legislative action, such as changes to tort law, also may expand the types of claims and remedies available to plaintiffs.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrates that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, we may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, under certain circumstances, we may have to pay more than our proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, we also may be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, also may seek to repeal or alter bond cap statutes through legislation. Although we cannot predict the outcome of such challenges, it is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 17. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in our consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
We have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. We believe, and have been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts. We have defended, and will continue to defend, vigorously against litigation challenges. However, we may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.
Judgments Paid and Provisions for Tobacco and Health (Including Engle Progeny Litigation) and Certain Other Litigation Items: The changes in our accrued liability for tobacco and health and certain other litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2022	2021	2020
Accrued liability for tobacco and health and certain other litigation items at beginning of period	$91	$9	$14
Pre-tax charges for:
Tobacco and health and certain other litigation (1)	101	83	79
Shareholder class action and shareholder derivative lawsuits (2)	27	90	—
Related interest costs	3	9	4
Payments	(151)	(100)	(88)
Accrued liability for tobacco and health and certain other litigation items at end of period	$71	$91	$9
(1) Includes judgments, settlements and fee disputes associated with tobacco and health and certain other litigation.
(2) See Shareholder Class Action and Shareholder Derivative Lawsuits below for discussions of the shareholder class action case and related settlement and the pending settlement of the federal and state shareholder derivative lawsuits.
The accrued liability for tobacco and health and certain other litigation items, including related interest costs, was included in accrued liabilities on our consolidated balance sheets. Pre-tax charges for tobacco and health and certain other litigation were included in marketing, administration and research costs on our consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net on our consolidated statements of earnings.
After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $954 million and interest totaling approximately $230 million as of December 31, 2022. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $432 million and related interest totaling approximately $59 million.
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2022, PM USA has posted appeal bonds totaling approximately $46 million, which have been collateralized with restricted cash and are included in assets on our consolidated balance sheets.
Overview of Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of RICO, fraud, failure to warn, design defect, negligence, antitrust and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against us as of December 31:

	2022	2021	2020
Individual Smoking and Health Cases (1)	162	176	148
Health Care Cost Recovery Actions (2)	1	1	1
E-vapor Cases (3)	5,283	3,296	1,563
Other Tobacco-Related Cases (4)	3	3	3
(1) Includes as of December 31, 2022, 17 cases filed in Illinois, 20 cases filed in New Mexico, 37 cases filed in Massachusetts and 51 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Class Action). Also does not include 1,395 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages but prohibited them from seeking punitive damages. Class members were prohibited from filing individual lawsuits after 2000 under the court-approved settlement.
(2) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
(3) Includes as of December 31, 2022, 57 class action lawsuits, 3,830 individual lawsuits and 1,396 “third party” lawsuits relating to JUUL e-vapor products, which include school districts, state and local government, tribal and healthcare organization lawsuits. JUUL is an additional named defendant in each of these lawsuits. The 57 class action lawsuits include 32 cases in the Northern District of California (“Multidistrict Litigation” or “MDL”) involving plaintiffs whose claims were previously included in other class action complaints but were refiled as separate stand-alone class actions for procedural and other reasons.
(4) Includes as of December 31, 2022, one inactive smoking and health case alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs and two inactive class action lawsuits alleging that use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of RICO.
International Tobacco-Related Cases: As of January 27, 2023, (i) Altria is named as a defendant in three e-vapor class action lawsuits in Canada; (ii) PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant; and (iii) PM USA and Altria are named as defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement (defined below) between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 27, 2023, two Engle progeny cases, two individual smoking and health case and one e-vapor case are set for trial through March 31, 2023. Trial dates are subject to change.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 73 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 46 of the 73 cases. These 46 cases were tried in Alaska (1), California (7), Connecticut (1), Florida (10), Louisiana (1), Massachusetts (6), Mississippi (1), Missouri (4), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2). One case in Massachusetts, Main, where the verdict was initially returned in favor of PM USA, was reversed on appeal and remanded for a new trial.
Of the 27 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 23 have reached final resolution.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 27, 2023.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2022 (or recently concluded) in which a verdict was returned in favor of plaintiff and against PM USA. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Mendez: In September 2022, a jury in a Florida state court returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds Tobacco Company awarding approximately $4.5 million in compensatory damages and allocating 13% of the fault to PM USA. After applying comparative fault, PM USA’s portion of the compensatory damages is less than $1 million. There was no claim for punitive damages. The trial court denied PM USA’s post-trial motions. Both parties have appealed.
Fontaine: In September 2022, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $8 million in compensatory damages and $1 billion in punitive damages. We intend to file post-trial motions challenging the award and, if necessary, an appeal.
Principe: In February 2020, a jury in a Florida state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $11 million in compensatory damages. There was no claim for punitive damages. PM USA appealed the trial court verdict to the Third District Court of Appeal and, in September 2021, the appellate court reversed the trial court’s decision and found in favor of PM USA. Plaintiff moved for a rehearing before the Third District Court of Appeal, which the court denied in March 2022. In April 2022, plaintiff filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In July 2022, the Florida Supreme Court denied plaintiff’s motion for discretionary review.
Greene: In September 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiffs and against PM USA, awarding approximately $10 million in compensatory damages. In May 2020, the court ruled on plaintiffs’ remaining claim and trebled the compensatory damages award to approximately $30 million. In February 2021, the trial court awarded plaintiffs attorneys’ fees and costs in the amount of approximately $2.3 million. In July 2021, following denial of PM USA’s post-trial motions, PM USA appealed the judgment to the Appeals Court of Massachusetts. In September 2022, the Massachusetts Supreme Judicial Court issued an order taking jurisdiction over the appeal, which remains pending.
Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.
Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent.
In August 2006, PM USA and plaintiffs sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In February 2008, the trial court decertified the class.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 27, 2023, approximately 612 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 773 state court plaintiffs. Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. The 2015 federal Engle agreement resolved nearly all Engle progeny cases pending in federal court as of the date of the agreement, and each case excluded from that agreement subsequently has been resolved.
Engle Progeny Trial Results: As of January 27, 2023, 143 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Seventy-nine verdicts were returned in favor of plaintiffs, and seven verdicts (Skolnick, Calloway, Oshinsky-Blacker, McCoy, Mahfuz, Neff and Gloger) that were initially returned in favor of plaintiffs were reversed post-trial or on appeal and remain pending. In two cases, Kaplan (McLaughlin) and Sommers, the punitive damages awards were vacated on appeal and remanded for new trials. In Sommers, the trial court entered final judgment dismissing the plaintiff’s punitive damages claim with prejudice, and plaintiff has appealed.
Fifty-six verdicts were returned in favor of PM USA, of which 46 were state cases. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 27, 2023. The jury in one case, Garcia, awarded plaintiff compensatory damages and found plaintiff was entitled to punitive damages; however, the court declared a mistrial in the second phase of the trial regarding punitive damages because the jury was unable to determine the amount of the punitive damages. Following appeals by the plaintiff and PM USA, the appellate court in Garcia affirmed the compensatory damages judgment against PM USA and granted a new trial with respect to punitive damages. The plaintiff in Garcia subsequently filed a motion to voluntarily dismiss the punitive damages claim and to enter final judgment on the compensatory damages claim, which the court granted. Three verdicts (Cohen, Collar and Chacon) that were returned in favor of PM USA were subsequently reversed for new trials. Juries in two cases (Reider and Banks) returned zero damages verdicts in favor of PM USA. Juries in two other cases (Weingart and Hancock) returned verdicts against PM USA awarding no damages, but the trial court in each case decided to award plaintiffs damages. One case, Pollari, resulted in a verdict in favor of PM USA following a retrial of an initial verdict returned in favor of plaintiff. Plaintiff and defendants appealed the verdict and the appellate court affirmed the judgment in favor of the defendants. Three cases, Gloger, Rintoul (Caprio) and Duignan, resulted in verdicts in favor of plaintiffs following retrial of initial verdicts returned in favor of plaintiffs. A post-trial appeal is pending in Duignan. The verdicts in the retrials in Gloger and Rintoul (Caprio) were reversed upon appeal and remanded for new trials. Two cases, Freeman and Harris, resulted in an appellate reversal of a jury verdict in favor of plaintiff, and a judgment in favor of PM USA. One case, R. Douglas, was dismissed with prejudice following a verdict in favor of plaintiff.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists cases that are pending as of January 27, 2023 where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated, and the second chart lists cases that have concluded in the past 12 months. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings.
References below to “R.J. Reynolds,” “Lorillard” and “Liggett Group” are to R.J. Reynolds Tobacco Company, Lorillard Tobacco Company and Liggett Group, LLC, respectively.
Currently Pending Engle Cases with Verdicts Against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Post-Trial Status
Hoffman	January 2023	PM USA	Miami-Dade	$5 million ($3 million PM USA)	$0	Awaiting entry of final judgment by the trial court.
Levine	September 2022	PM USA and R.J. Reynolds	Miami-Dade	$1 million	$0	Appeals by defendants and plaintiff to Third District Court of Appeal pending.
Schertzer	April 2022	PM USA and R.J. Reynolds	Miami-Dade	$3 million	$0	Appeal by defendants to the Third District Court of Appeal pending.
Lipp	September 2021	PM USA	Miami-Dade	$15 million	$28 million	Appeal by defendant to Third District Court of Appeal pending.
Garcia	May 2021	PM USA	Miami-Dade	$6 million ($3 million PM USA)	$0	Appeal by defendant to the Third District Court of Appeal pending.
Duignan	February 2020 (2)	PM USA and R.J. Reynolds	Pinellas	$3 million	$12 million	Florida Supreme Court quashed the Second District Court of Appeal’s affirmation of judgment against the defendants and remanded the case for reconsideration in light of Prentice(3).
McCall	March 2019	PM USA	Broward	<$1 million (<$1 million PM USA)	$0	New trial on punitive damages is set for April 2023.
Chadwell	September 2018	PM USA	Miami-Dade	$2 million	$0	Third District Court of Appeal has ordered supplemental briefing in accordance with the decision in Prentice(3).
Kaplan (McLaughlin)	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$0
Florida Supreme Court vacated the punitive damages award in accordance with the decision in Sheffield (3). The Fourth District Court of Appeals affirmed the compensatory damages award and granted a new trial on punitive damages.

Cooper (Blackwood)	September 2015	PM USA and R.J. Reynolds	Broward	$5 million (<$1 million PM USA)	$0	Fourth District Court of Appeal affirmed the compensatory damages award and granted a new trial on punitive damages.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.
(2) Plaintiff’s verdict following a retrial of an initial verdict in favor of plaintiff.
(3) PM USA is not a defendant in Prentice or Sheffield, which are discussed below in Engle Progeny Appellate Issues.

Engle Cases Concluded Within Past 12 Months
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount for Damages (if any)	Payment Date
Miller	September 2022	PM USA and R.J. Reynolds	Miami-Dade	Third quarter of 2022	<$1 million	December 2022
Tuttle	August 2022	PM USA	Duval	Third quarter of 2022	<$1 million	October 2022
Cuddihee	January 2020	PM USA	Duval	Second quarter of 2022	$2 million	June 2022
Holliman	February 2019	PM USA	Miami-Dade	Fourth quarter of 2022	$3 million	January 2023
D. Brown	January 2015	PM USA	Federal Court - Middle District of Florida	Third quarter of 2022	$5 million	August 2022
Engle Progeny Appellate Issues: Appellate decisions in the following Engle progeny cases may have wide application to other Engle progeny cases:
In Mary Sheffield v. R.J. Reynolds Tobacco Company, an Engle progeny case against R.J. Reynolds only, the Florida Supreme Court resolved a conflict among Florida’s District Courts of Appeal finding that the 1999 amendments to Florida’s punitive damages statute (including its caps and bar on multiple punitive damages awards for the same course of conduct) apply in wrongful death cases where the decedent was injured prior to the October 1, 1999 effective date of the amendments but died from his or her injuries after such effective date.
In Linda Prentice v. R.J. Reynolds Tobacco Company, an Engle progeny case against R.J. Reynolds only, the Florida Supreme Court resolved a conflict among Florida’s District Courts of Appeal finding that in order for an Engle plaintiff to prevail on fraudulent concealment and conspiracy claims, plaintiff must prove that the smoker relied to his or her detriment on a statement that concealed or omitted material information about the health risks or addictiveness of smoking. The Florida Supreme Court declined to revisit its prior decisions giving preclusive effect to the Engle Phase I findings, described above in Engle Class Action.
Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs have been unsuccessful in various challenges to the bond cap statute in Florida state court.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.
From time to time, legislation has been presented to the Florida legislature that would repeal the bond cap statute; however to date, no legislation repealing the statute has passed.
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases have purported to be brought on behalf of residents of a particular state or states (although a few cases have purported to be nationwide in scope) and have raised addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 27, 2023, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to us) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the United States). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.

Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The U.S. Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria, in Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases have been stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with us) under the Companies’ Creditors Arrangement Act discussed above. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia and certain United States territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA, R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the OPMs are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million; these quarterly payments are expected to end in 2024. For the years ended December 31, 2022, 2021 and 2020, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $3.9 billion, $4.3 billion and $4.4 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.
NPM Adjustment Disputes: The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses.
The independent auditor (“IA”) appointed under the MSA has calculated that PM USA’s share of the maximum potential NPM Adjustments for 2004-2021 is (exclusive of interest or earnings): $388 million for 2004; $181 million for 2005; $154 million for 2006; $185 million for 2007; $250 million for 2008; $211 million for 2009; $218 million for 2010; $166 million for 2011; $214 million for 2012; $224 million for 2013; $258 million for 2014; $313 million for 2015; $292 million for 2016; $285 million for 2017; $318 million for 2018; $415 million for 2019; $573 million for 2020; and $635 million for 2021. These maximum amounts will be substantially reduced to reflect the NPM Adjustment settlements discussed below, and potentially for current and future calculation disputes and other developments. PM USA’s recovery for 2004 is addressed below. In addition, PM USA’s recovery of such reduced amounts for all subsequent years will be dependent upon subsequent determinations regarding state-specific defenses and disputes with other PMs.
Settlements of NPM Adjustment Disputes.
▪Multi-State Settlement. By the end of 2018, PM USA entered into a multi-state settlement of NPM Adjustment disputes with a total of 36 MSA states and territories in which PM USA settled the NPM Adjustment disputes through 2022 with 35 of the 36 states, and through 2024 with one state. In March 2022, Illinois joined the multi-state settlement, settling the NPM Adjustment disputes through 2028 and bringing the total number of settling states and territories to 37. As a result, PM USA will receive approximately $80 million for 2004-2021 ($20 million of which relates to the 2019-2021 “transition years”). In connection with this development for Illinois, PM USA recorded $80 million as a reduction in cost of sales in the first quarter of 2022. Pursuant to the multi-state settlement, PM USA has received $1.15 billion and expects to receive approximately $410 million in credits to offset PM USA’s MSA payments through 2036.
▪New York Settlement. In 2015, PM USA entered into a separate NPM Adjustment settlement with New York in which PM USA settled the NPM Adjustment disputes with New York in perpetuity. PM USA has received $435 million pursuant to the New York settlement and expects to receive annual credits applied against the MSA payments due to New York going forward.
▪Montana Settlement. In 2020, PM USA entered into a separate NPM Adjustment settlement with Montana in which PM USA settled the NPM Adjustment disputes with Montana through 2030. This settlement resulted in a payment by PM USA of $4 million.
Continuing NPM Adjustment Disputes with States That Have Not Settled.
▪2004 NPM Adjustment. The PMs and the nine states that have not settled the NPM Adjustment disputes participated in a multi-state arbitration of NPM Adjustment disputes for 2004. A tenth state, Illinois, also participated in the arbitration, but joined the multi-state settlement after the arbitration panel issued its decisions described below. Hearings for nine of the 10 states concluded by the end of 2020. The arbitration panels issued decisions finding that three states, Missouri, New Mexico and Washington, were not diligent in their enforcement of their escrow statutes in 2004 and, therefore, are subject to the NPM adjustment for 2004. The arbitration panels further found that the remaining seven states were diligent in their enforcement and, therefore, are not subject to the NPM adjustment for 2004. Washington and Missouri have challenged those determinations in their respective state courts and with the arbitration panels, and several issues remain to be resolved by the courts that may affect the final amount of the 2004 NPM adjustment PM USA and other PMs will receive. PM USA recorded $21 million and $3 million as a reduction in cost of sales in the third quarter of 2021 and fourth quarter of 2022, respectively, for its estimate of the minimum amount of the 2004 NPM adjustment it will receive. PM USA estimates it is entitled to interest of approximately $23 million and $5 million in connection with the 2004 NPM adjustment, which it recorded as interest income in the third quarter of 2021 and fourth quarter of 2022, respectively.
▪2005-2007 NPM Adjustments. The PMs and the nine states that have not settled the NPM Adjustment disputes are currently arbitrating NPM Adjustment disputes before a single arbitration panel. The arbitration encompasses three years, 2005-2007, for eight of the nine states, and one year, 2005, for one state. As of January 27, 2023, no decisions have resulted from the arbitration.
▪Subsequent Years. No assurance can be given as to when proceedings for 2008 and subsequent years will be scheduled or the precise form those proceedings will take.
▪In July 2022, the State of Iowa filed a motion in Iowa state court against the PMs, including PM USA, claiming that the PMs wrongfully disputed the applicability of NPM Adjustments to Iowa and that all adjustment amounts to date should have been paid to Iowa rather than deposited into the disputed payments account. A similar enforcement motion was filed by the State of New Mexico against the PMs, including PM USA, in November 2022. PM USA has placed certain disputed NPM Adjustment amounts attributed to Iowa and New Mexico in the disputed payments account established pursuant to the terms of the MSA. Iowa and New Mexico seek a total of approximately $133 million and $84 million, respectively, in disputed payments from all defendants combined, as well as treble and punitive damages, and other relief. The PMs filed a cross motion to compel arbitration in the Iowa matter, which was heard in December 2022. A decision has not yet been issued.
Other Disputes Under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard in 2015 and its related sale of certain cigarette brands to ITG (the “ITG transferred brands”). PM USA filed motions to enforce the State Settlement Agreements in Florida, Minnesota, Texas and Mississippi in connection with various positions that R.J. Reynolds and ITG took with regard to the ITG transferred brands. After various court decisions in each of those states that were favorable to PM USA, those motions to enforce have now been resolved either through settlement or exhaustion of appeals, although further proceedings may occur based on the resolution of certain outstanding litigation between R.J. Reynolds and ITG. In May 2022, PM USA filed a motion to compel arbitration under the MSA regarding certain positions that R.J. Reynolds and ITG took with regard to the ITG transferred brands. In June 2022, the matter was resolved through mutual agreement of the parties. PM USA continues to dispute how the ITG transferred brands are treated in allocating the NPM Adjustments under the MSA and related settlements and may pursue such claims.
In December 2019, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the tax rates used in the annual calculation of the net operating profit adjustment payments starting in 2018. The Mississippi state court held a hearing in October 2021 and issued a decision in June 2022 granting the State’s motion. Further proceedings remain outstanding, and a final judgment has not yet been issued.
In January 2021, PM USA and other PMs reached an agreement with several MSA states to waive the PMs’ claim under the most favored nation provision of the MSA in connection with a settlement between those MSA states and a non-participating manufacturer, S&M Brands, Inc. (“S&M Brands”), under which the states released certain claims against S&M Brands in exchange for receiving a portion of the funds S&M Brands deposited into escrow accounts in those states pursuant to the states’ escrow statutes. In consideration for waiving its most favored nation claim, PM USA received approximately $32 million from the escrow funds paid to those MSA states under their settlement with S&M Brands. These funds were received in January 2021 and were recorded in our condensed consolidated statement of earnings (losses) for the first quarter of 2021 as a reduction in cost of sales.

Federal Government’s Lawsuit: In 1999, the U.S. government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes. The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:
▪defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;
▪defendants hid from the public that cigarette smoking and nicotine are addictive;
▪defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;
▪defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;
▪defendants falsely denied that they intentionally marketed to youth;
▪defendants publicly and falsely denied that ETS is hazardous to non-smokers; and
▪defendants suppressed scientific research.
The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes;” (iv) an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until the third quarter of 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the FTC for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government’s costs in bringing the action.
Following several years of appeals relating to the content of the corrective statements remedy described above, in October 2017, the district court approved the parties’ proposed consent order implementing corrective statements in newspapers and on television. The corrective statements began appearing in newspapers and on television in the fourth quarter of 2017. In April 2018, the parties reached agreement on the implementation details of the corrective statements on websites and onserts. The corrective statements began appearing on websites in the second quarter of 2018 and the onserts began appearing in the fourth quarter of 2018.
In May 2014, the district court ordered further briefing on corrective statements on point-of-sale signage. In May 2019, the district court ordered a hearing on the point-of-sale signage issue. The hearing was subsequently vacated due to the parties reaching an agreement in principle regarding the placement of corrective statements at point-of-sale. In December 2022, the district court entered a consent order approving the settlement.
In 2022, we recorded provisions totaling approximately $28 million for the estimated costs of implementing the corrective statements on point-of-sale signage remedy.
In June 2020, the U.S. government filed a motion with the district court asking for clarification as to whether the court-ordered injunction that applies to cigarettes also applies to HeatSticks, a heated tobacco product used with the IQOS System. In August 2020, we filed an opposition to the government’s motion and, in the alternative, a motion to modify the injunction to make clear it does not apply to HeatSticks. The district court heard arguments on the motions in July 2022 and has not yet issued any decisions. Regardless of the district court’s decisions on the pending motions, the government has indicated it will not oppose a modification to the injunction that permits PM USA to use the Modified Risk Tobacco Product claim authorized by the FDA for HeatSticks.
E-vapor Product Litigation
As of January 27, 2023, we are defendants in 57 class action lawsuits relating to JUUL e-vapor products. JUUL is an additional named defendant in each of these lawsuits. The theories of recovery include violation of RICO, fraud, failure to warn, design defect, negligence and unfair trade practices. Plaintiffs seek various remedies, including compensatory and punitive damages and an injunction prohibiting product sales. The 57 class action lawsuits include 32 cases involving plaintiffs whose claims were previously included in other class action complaints but were refiled as separate stand-alone class actions for procedural and other reasons. Three of the class action lawsuits are pending in Canada.
We also have been named as defendants in other lawsuits involving JUUL e-vapor products, including 3,870 individual lawsuits and 1,406 “third party” lawsuits, which include school districts, state and local governments and tribal and healthcare organization lawsuits. JUUL is an additional named defendant in each of these lawsuits.
In October 2019, the U.S. Judicial Panel on Multidistrict Litigation ordered the coordination or consolidation of the federal individual and class action lawsuits mentioned above in the U.S. District Court for the Northern District of California for pretrial purposes. In December 2022, JUUL reportedly reached agreements to resolve the Multidistrict Litigation through settlement. In January 2023, the court preliminarily approved the settlement. We are not a party to any settlements concerning the Multidistrict Litigation.
The court has set trial dates for three cases pending in the Multidistrict Litigation. The first trial is currently scheduled for April 2023.
We filed motions to dismiss certain claims in the class action and school district cases, including the federal RICO claim. In October 2020, the U.S. District Court for the Northern District of California granted the motion to dismiss the RICO class action claim without prejudice. Although it otherwise denied the motion, the court found that plaintiffs had not sufficiently alleged standing or causation with respect to their claim under California law. The court also granted the motion to dismiss the RICO claim in the cases filed by various school districts, but denied the motion in all other respects. The court gave plaintiffs the opportunity to amend their complaints to attempt to cure the deficiencies the court identified and plaintiffs filed their amended complaints in November 2020. In January 2021, we filed a renewed motion to dismiss the RICO claim, which the court denied in April 2021. In June 2022, the court granted plaintiffs’ motion to certify a California state class based on state law claims against JUUL and a nationwide class based on RICO claims against Altria and other defendants. Altria and the other defendants filed petitions with the U.S. Court of Appeals for the Ninth Circuit seeking discretionary review of the class certification order, which the court granted in October 2022.
An additional group of cases is pending in California state courts. In January 2020, the Judicial Council of California determined that this group of cases was appropriate for coordination and assigned the group to the Superior Court of California, Los Angeles County, for pretrial purposes.
JUUL also is named in a significant number of additional individual and class action lawsuits to which we are not currently named.
Four of the “third party” lawsuits noted above against us and JUUL were initiated, individually, by the attorneys general of Alaska, Hawaii, Minnesota and New Mexico alleging violations of state consumer protection and other similar laws. We filed motions to dismiss the lawsuits. In Alaska, Hawaii and Minnesota, the motions were denied in February 2022, May 2021 and June 2021, respectively. Our motion to dismiss remains pending in New Mexico. In the Alaska lawsuit, although the trial court declined to dismiss most of the plaintiff’s claims, the trial court did dismiss plaintiff’s public nuisance claim. The trial courts in the Alaska, Hawaii and Minnesota lawsuits have set the trials for April 2024, February 2024 and March 2023, respectively. As of January 27, 2023, the trial court in New Mexico has not set a trial date. JUUL is also named in other attorneys general lawsuits in which we are not currently named.
IQOS Litigation
In April 2020, RAI Strategic Holdings, Inc. and R.J. Reynolds Vapor Co., which are affiliates of R.J. Reynolds, filed a lawsuit against Altria, PM USA, ALCS, PMI and its affiliate, Philip Morris Products S.A., in the U.S. District Court for the Eastern District of Virginia asserting claims of patent infringement based on the sale of the IQOS System electronic device and Marlboro HeatSticks in the United States. Plaintiffs seek various remedies, including preliminary and permanent injunctive relief, treble damages and attorneys’ fees. Altria and PMI were previously dismissed from the lawsuit, and plaintiffs’ claims against the other defendants have been stayed.
PM USA, ALCS and Philip Morris Products S.A. filed counterclaims against plaintiffs in the Eastern District of Virginia lawsuit alleging patent infringement by R.J. Reynolds’ e-vapor products. In June 2022, PM USA and ALCS reached an agreement with R.J. Reynolds resulting in dismissal of their counterclaims. In addition, ALCS filed a separate lawsuit against R.J. Reynolds in the U.S. District Court for the Middle District of North Carolina also alleging patent infringement by R.J. Reynolds’ e-vapor products. In September 2022, a jury awarded ALCS $95 million in damages for past infringement, plus supplemental damages and interest. In January 2023, the court ordered R.J. Reynolds to pay ALCS a 5.25% royalty on future sales of its infringing product resulting in positive net income through the expiration of the relevant patents in 2035. As gains related to this lawsuit have not yet been determined to be realized or realizable in accordance with GAAP, they have not been recognized in our financial statements for the fiscal year ended December 31, 2022.
Also in April 2020, a related patent infringement action was filed against the same defendants by the same plaintiffs, as well as R.J. Reynolds, with the U.S. International Trade Commission (“ITC”), but the remedies sought included a prohibition on the importation of the IQOS System electronic device, Marlboro HeatSticks and component parts into the United States and on the sale of any such products previously imported into the United States. No damages are recoverable in the proceedings before the ITC. In September 2021, the ITC issued a limited exclusion order barring the importation of the IQOS System electronic device, Marlboro HeatSticks and the infringing components into the United States and a cease and desist order barring domestic sales, marketing and distribution of these imported products. The orders became effective on November 29, 2021. Consequently, PM USA removed the IQOS System electronic device and Marlboro HeatSticks from the marketplace. In December 2021, defendants appealed the orders to the U.S. Court of Appeals for the Federal Circuit and, in January 2022, the court denied defendants’ motion to stay the orders pending the conclusion of the appeal.
An additional unrelated patent infringement case regarding the IQOS System electronic device was filed in November 2020 in the U.S. District Court for the Northern District of Georgia against PM USA and Philip Morris Products S.A. seeking damages and equitable relief. In February 2021, defendants filed a motion to dismiss the lawsuit, which the court granted in July 2021. In December 2021, the U.S. District Court denied plaintiff’s motion to amend the complaint and plaintiff appealed this ruling to the U.S. Court of Appeals for the Federal Circuit, which appeal remains pending.
Antitrust Litigation
In April 2020, the FTC issued an administrative complaint against Altria and JUUL alleging that our 35% investment in JUUL and the associated agreements constitute an unreasonable restraint of trade in violation of Section 1 of the Sherman Antitrust Act of 1890 (“Sherman Act”) and Section 5 of the Federal Trade Commission Act of 1914, and substantially lessened competition in violation of Section 7 of the Clayton Antitrust Act (“Clayton Act”). If the FTC’s challenge is successful, the FTC may order a broad range of remedies, including divestiture of our minority investment in JUUL, rescission of the transaction and all associated agreements, a requirement of FTC approval of future agreements related to the development, manufacture, distribution or sale of e-vapor products and prohibition against any officer or director of either Altria or JUUL serving on the other party’s board of directors or attending meetings of the other party’s board of directors and notice to the FTC in advance of certain corporate actions, including acquisitions, mergers or certain corporate restructurings. In February 2022, the administrative law judge dismissed the FTC’s complaint and, also in February 2022, FTC complaint counsel appealed the administrative law judge’s decision to the FTC. Oral argument with respect to the appeal occurred in September 2022. After oral argument, the FTC asked for additional briefing, which was completed in December 2022. Altria can appeal any adverse ruling the FTC issues following its review to any U.S. Court of Appeals.
Also as of January 27, 2023, 17 putative class action lawsuits have been filed against Altria and JUUL in the U.S. District Court for the Northern District of California. The lawsuits initially named, in addition to the two companies, certain senior executives and certain members of the board of directors of both companies as defendants; however, those individuals currently or formerly affiliated with Altria were later dismissed. In November 2020 these lawsuits were consolidated into three complaints (one on behalf of direct purchasers, one on behalf of indirect purchasers and one on behalf of indirect resellers). The consolidated lawsuits, as amended, cite the FTC administrative complaint and allege that Altria and JUUL violated Sections 1, 2 and/or 3 of the Sherman Act and Section 7 of the Clayton Act and various state antitrust, consumer protection and unjust enrichment laws by restraining trade and/or substantially lessening competition in the U.S. closed-system electronic cigarette market. Plaintiffs seek various remedies, including treble damages, attorneys’ fees, a declaration that the agreements between Altria and JUUL are invalid, divestiture of our minority investment in JUUL and rescission of the transaction. We filed a motion to dismiss these lawsuits in January 2021. In August 2021, the U.S. District Court for the Northern District of California denied our motion to dismiss except with respect to plaintiffs’ claims for injunctive and equitable relief. However, plaintiffs were granted the opportunity to replead such claims by the trial court, which plaintiffs did in September 2021. In January 2022, the trial court ordered that the direct-purchaser plaintiffs’ claims against JUUL be sent to arbitration pursuant to an arbitration provision in JUUL’s online purchase agreement. The court granted plaintiffs’ leave to replead the complaint with new direct-purchaser plaintiffs, which plaintiffs did in February 2022, substituting in four new plaintiffs. In August 2022, the court stayed all of the cases pending any appeal to the court of appeals from the FTC’s lawsuit against Altria and JUUL.
In November 2020, we exercised our rights to convert our non-voting JUUL shares to voting shares. In September 2022, we exercised our option to be released from our JUUL non-competition obligations, resulting in (i) the permanent termination of our non-competition obligations to JUUL, (ii) the loss of our JUUL board designation rights (other than the right to appoint one independent director so long as our ownership continues to be at least 10%), our preemptive rights, our consent rights and certain other rights with respect to our investment in JUUL and (iii) the conversion of our JUUL shares to single vote common stock, significantly reducing our voting power. We do not currently intend to exercise our remaining governance rights or to vote our JUUL shares other than as a passive investor.
Shareholder Class Action and Shareholder Derivative Lawsuits
Shareholder Class Action: In October and December 2019, two purported Altria shareholders filed putative class action lawsuits against Altria, Howard A. Willard III, our former Chairman and Chief Executive Officer, and William F. Gifford, Jr., our former Vice Chairman and Chief Financial Officer and current Chief Executive Officer, in the U.S. District Court for the Eastern District of New York. In December 2019, the court consolidated the two lawsuits into a single proceeding. The consolidated lawsuit was subsequently transferred to the U.S. District Court for the Eastern District of Virginia. The lawsuit asserts claims under Sections 10(b) and 20(a) and under Rule 10b-5 of the Exchange Act. In April 2020, JUUL, its founders and some of its current and former executives were added to the lawsuit. The claims allege false and misleading statements and omissions relating to our investment in JUUL. Plaintiffs seek various remedies, including damages and attorneys’ fees. In July 2020, the defendants filed motions to dismiss plaintiffs’ claims, which the district court denied in March 2021. In the fourth quarter of 2021, plaintiffs and defendants agreed upon a class action settlement under which, among other things, (i) all claims asserted against Altria and the other named defendants are resolved without any liability or wrongdoing attributed to them personally or to Altria and (ii) Altria will pay the class an aggregate amount of $90 million, which amount includes attorneys’ fees. The class is defined to include persons and entities who purchased or otherwise acquired shares of Altria between

October 25, 2018 through April 2, 2020, subject to certain exclusions. The trial court granted final approval of the settlement in March 2022. We recorded pre-tax provisions totaling $90 million in 2021 and, in January 2022, paid $90 million to plaintiffs’ escrow account.
Federal and State Shareholder Derivative Lawsuits: In August 2020, two purported Altria shareholders filed separate derivative lawsuits in the U.S. District Court for the Northern District of California on behalf of themselves and Altria, against Mr. Willard, Mr. Gifford, JUUL and certain of our executives and officers. These derivative lawsuits relate to our investment in JUUL, and assert claims of breach of fiduciary duty by the Altria defendants and aiding and abetting in that alleged breach of fiduciary duty by the remaining defendants. In March 2021, the U.S. District Court for the Northern District of California granted defendants’ motion to transfer both lawsuits to the U.S. District Court for the Eastern District of Virginia. Three additional federal derivative lawsuits were filed in October 2020, January 2021 and March 2021, respectively, in the U.S. District Court for the Eastern District of Virginia against Mr. Willard, Mr. Gifford, Mr. Crosthwaite, certain members of our Board of Directors, JUUL, its founders and some of its current and former executives. These suits assert various claims, including breach of fiduciary duty, unjust enrichment, waste of corporate assets and violations of certain federal securities laws. The remedies sought in these lawsuits include damages, disgorgement of profits, reformation of our corporate governance and internal procedures, and attorneys’ fees. In April 2021, the court consolidated the five cases pending in the Eastern District of Virginia into a single case.
Six derivative lawsuits have been filed in Virginia state courts against Mr. Willard, Mr. Gifford, Mr. Crosthwaite (our former Chief Growth Officer and JUUL’s current Chief Executive Officer), certain members of our Board of Directors, JUUL, its founders and some of its current and former executives. The lawsuits were filed in September 2020, May 2021, June 2021, July 2021, August 2021 and August 2021, respectively. The lawsuits assert various claims, including breach of fiduciary duty, and seek remedies similar to those sought by plaintiffs in the cases pending in federal court in the Eastern District of Virginia. In successive orders from July 2021, September 2021 and January 2022, five of the six state derivative cases were consolidated into a single case.
In October 2022, plaintiffs and defendants in all the federal and state derivative cases agreed upon a settlement of these cases. Under the terms of the settlement, among other things, we agreed to fund underage tobacco prevention and cessation programs, which may include positive youth development programs, led by independent third-party organizations. In the second and third quarters of 2022, we recorded pre-tax provisions of $7 million and $20 million, respectively, for costs associated with the independent monitoring of our funding commitments and attorneys’ fees. In January 2023, the federal trial court conducted a final approval hearing, at which the court sustained an objection to a provision of the settlement, but granted the parties additional time to resolve the issue, and scheduled a second final approval hearing for February 2023.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or our other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 27, 2023, two “Lights/Ultra Lights” class actions are pending in U.S. state courts. Neither case is active.
As of January 27, 2023, one smoking and health case alleging personal injury or seeking court-supervised programs or an ongoing medical monitoring program on behalf of individuals exposed to environmental tobacco smoke and purporting to be brought on behalf of a class of individual plaintiffs, is pending in a U.S. state court. The case is currently inactive.
UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health lawsuits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases have included lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. As of January 27, 2023, there is no such case pending against UST and/or its tobacco subsidiaries.
Environmental Regulation
Altria and our former subsidiaries are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Altria and our former subsidiaries are involved in several cost recovery/contribution cases subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. We expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
We provide for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that we may undertake in the future. In the opinion of our management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on our consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, we have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2022, we (i) had $46 million of unused letters of credit obtained in the ordinary course of business and (ii) were contingently liable for guarantees related to our own performance, including $19 million for surety bonds recorded on our consolidated balance sheet. In addition, from time to time, we issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on our liquidity.
Under the terms of a distribution agreement between Altria and PMI (the “Distribution Agreement”), entered into as a result of our 2008 spin-off of our former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. We do not have a related liability recorded on our consolidated balance sheet at December 31, 2022 as the fair value of this indemnification is insignificant. PMI has agreed not to seek indemnification with respect to the IQOS System patent litigation discussed above under IQOS Litigation, excluding the patent infringement case filed with the U.S. District Court for the Northern District of Georgia.
PM USA has issued guarantees relating to our obligations under our outstanding debt securities, borrowings under our $3.0 billion Credit Agreement and amounts outstanding under our commercial paper program. For further discussion, see Note 8. Long-Term Debt.